UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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D. R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
Thursday, January 20, 2011

Dear Fellow Stockholder of D.R. Horton:

You are invited to attend the 2011 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2011 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas 76102, on Thursday, January 20, 2011, at 10:00 a.m., central time, for the following purposes:

•	Elect six directors;

•	Approve our 2006 Stock Incentive Plan as amended and restated;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	Consider a stockholder proposal concerning greenhouse gas emissions; and

•	Conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Monday, November 29, 2010, are entitled to notice of and to vote at the 2011 Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2011 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2011 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board

Fort Worth, Texas
December 14, 2010

i

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D.R. Horton Tower
301 Commerce Street
Fort Worth, Texas 76102
www.drhorton.com

PROXY STATEMENT
for the
2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 20, 2011

GENERAL

Time, Place and Purposes of Meeting

Our 2011 Annual Meeting of Stockholders will be held on Thursday, January 20, 2011, at 10:00 a.m., central time, at our corporate offices located at D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2011 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 14, 2010. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, telegraph, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2011 Annual Meeting who expresses a desire to vote his or her shares in person. If you require directions to our meeting, please contact Investor Relations at (817) 390-8200. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the 2011

Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: FOR the nominees for election of directors (see Proposal One on page 5), FOR approval of our 2006 Stock Incentive Plan as amended and restated (see Proposal Two on page 50), FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (see Proposal Three on page 61), AGAINST the stockholder proposal concerning greenhouse gas emissions (see Proposal Four on page 62), and, at the discretion of the proxy holders, on all other matters properly brought before the 2011 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

November 29, 2010 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the 2011 Annual Meeting. There were 319,284,307 shares of D.R. Horton’s Common Stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of Common Stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2011 Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2011 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE:  Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted on Proposal One, Proposal Two, or Proposal Four unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street-name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One, Proposal Two or Proposal Four at the 2011 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Three at the 2011 Annual Meeting without voting instructions from the beneficial owner because this proposal is routine.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

				NYSE Routine and Non-Routine Matters:
				Effect of Broker Non-Votes
Proposal		Vote Required		and Abstentions

(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes and abstentions have no effect

(2)	Approve our 2006 Stock Incentive Plan as amended and restated	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(2)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal

(3)	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	(3)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(3)
Routine:  Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal

(4)	Consideration of stockholder proposal concerning greenhouse gas emissions	(4)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(4)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Corporate Counsel, D.R Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: tbmontano@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

•	stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step by step instructions; and

•	stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet, at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD JANUARY 20, 2011
The Proxy Statement and Annual Report to Stockholders are available at
http://www.drhorton.com/AnnualReportandProxyStatement

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members who were elected at the 2010 Annual Meeting and will serve until the 2011 Annual Meeting and until their successors have been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors six of our current directors as director nominees, each of whom is listed below under the heading “Nominees for Director.” After review and consideration by the Board of Directors, the Board nominated the same six directors, as recommended by the Nominating and Governance Committee, for election as directors of D.R. Horton at the 2011 Annual Meeting. The Nominating and Governance Committee chose not to nominate one of our management directors to the Board for the next term to improve the ratio of independent directors to management directors and to not have the chief financial officer position also be a director position.

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. Nominees who are elected as directors will be elected for one-year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2011 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is comprised of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”
Each of the Following Director Nominees.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

DONALD R. HORTON, age 60, director since 1991.  Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Director Qualifications.  Mr. Horton’s 32 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Horton brings to the Board his experience as founder of the Company, Chairman of the Board and former chief executive officer and president of the Company and its predecessor companies. Mr. Horton is also the largest individual stockholder of the Company. As founder of the Company, Mr. Horton has a unique understanding of all phases of the homebuilding business. Mr. Horton’s leadership and strategic vision provides the Board and the Company with unique advantages in the homebuilding industry.

BRADLEY S. ANDERSON, age 49, director since 1998.  Mr. Anderson has been an Executive Vice President of CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998 and he has been a member of the Nominating and Governance Committee since November 2003.

Key Director Qualifications.  Mr. Anderson’s extensive experience working with an international real estate brokerage company allows him to bring valuable insight and perspective to the Board as a number of factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable experience of formerly serving on another homebuilding company’s board and serving on the Company’s Board and its Committees since 1998.

MICHAEL R. BUCHANAN, age 63, director since 2003.  Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the board of directors, chairman of the capital committee and member of the nominating and governance committee of Piedmont Office Realty Trust, Inc., a real estate investment trust publicly-traded on the NYSE. Mr. Buchanan was appointed to our Board’s Audit Committee in July 2003, Nominating and Governance Committee in November 2003 and Compensation Committee in January 2004.

Key Director Qualifications.  Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas allows him to provide the Board with both a broad-based and a granular perspective on the homebuilding industry. Mr. Buchanan also brings his experience of serving on the board of a real-estate investment trust, thereby providing the Board with additional perspective on the real-estate industry and serving on a board of directors.

MICHAEL W. HEWATT, age 61, director since 2005.  Mr. Hewatt is a certified public accountant performing auditing and tax services as a sole practitioner. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (currently PricewaterhouseCoopers LLP) and was an audit manager for five years during that period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants — Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.  Mr. Hewatt’s extensive experience working as a certified public accountant for a national and local firm enables him to provide to the Board valuable perspective on accounting, auditing and tax matters. The Board values Mr. Hewatt’s accounting experience and perspective as he provides insight in these areas to the Board and its Committees.

BOB G. SCOTT, age 72, director since 2007. Mr. Scott has served as a director, secretary and treasurer of Liberty Bancshares, Inc., a privately-held bank in Fort Worth, Texas, since 2007. Mr. Scott is retired from his position as chief financial officer and chief operating officer of Summit Bancshares, Inc., a NASDAQ listed company. He was with Summit Bancshares from 1994 to 2006. Mr. Scott was an insurance consultant for Alexander & Alexander from 1992 to 1994. From 1972 to 1992, he was the controller and treasurer of Texas American Bancshares / Texas American Bank, an NYSE listed company. Mr. Scott was an auditor at Ernst & Ernst (currently Ernst & Young LLP) from 1969 to 1972. Mr. Scott previously was a Captain in the U.S. Air Force. Mr. Scott has been a director of D.R. Horton since 2007 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.  Mr. Scott has extensive experience working in leadership positions in the banking industry. He brings to the Board his perspective as a former chief financial officer and chief operating officer of a publicly-traded bank. Mr. Scott also has in-depth operational experience as a controller and treasurer of a NYSE traded bank, and he has also worked as an auditor for a public accounting firm. The Board also values Mr. Scott’s leadership abilities gained from serving as a director of a local bank and serving as an officer in the U.S. Air Force.

DONALD J. TOMNITZ, age 62, director since 1995.  Mr. Tomnitz is Vice Chairman, President and Chief Executive Officer of D.R. Horton. He was a Vice President in charge of various divisions of D.R. Horton from 1983 until he was elected Vice President — Western Region of D.R. Horton in August 1994. From July 1996 until November 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division; in January 1998 he was elected an Executive Vice President of D.R. Horton; in November 1998 he was elected Vice Chairman and Chief Executive Officer of D.R. Horton; and in March 2000, he became President as well. Mr. Tomnitz previously was a Captain in the U.S. Army, a Vice President of RepublicBank Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow company.

Key Director Qualifications.  Mr. Tomnitz’s 27 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Tomnitz has worked closely with Mr. Horton in the homebuilding industry since 1983. Mr. Tomnitz’s experience in key positions throughout the Company allows him to provide valuable perspective to the Board on the Company’s national, regional and local homebuilding operations. Mr. Tomnitz also brings to the Board his experience as a former banker, land developer and Captain in the U.S. Army. The Board believes the combination of these experiences provide valuable insight and perspective to the Board.

Other Executive Officers

BILL W. WHEAT, age 44, is an Executive Vice President and the Chief Financial Officer of D.R. Horton, positions he has held since October 2003. Mr. Wheat was a Senior Vice President and Controller from 2000 until 2003. From 1998 until 2000, Mr. Wheat was an Accounting Manager with the Company. From 1991 to 1998, Mr. Wheat held financial planning and assistant controller positions with The Bombay Company. Prior to 1991, Mr. Wheat was an auditor with Price Waterhouse LLP (currently PricewaterhouseCoopers LLP). Mr. Wheat has also served as a member of the Board of Directors of the Company since October 2003. His current term as a director will expire at the 2011 Annual Meeting.

STACEY H. DWYER, age 44, is an Executive Vice President and Treasurer of D.R. Horton and is responsible for investor relations. She has been an employee of D.R. Horton since 1991. She was promoted from Assistant Secretary to Assistant Vice President in 1998 and from Assistant Vice President to Executive Vice President in 2000. She also became Treasurer in October 2003. Prior to 1991, Ms. Dwyer was an auditor with Ernst & Young LLP.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002, and the final rules of the NYSE and SEC relating to Sarbanes-Oxley and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”), and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investors and Corporate Governance links on our website at www.drhorton.com.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications and characteristics to become a director in light of the current make-up of the Board of Directors. We do not have a formal or informal diversity policy regarding the selection or qualification of directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.

Key Qualifications and Experiences.  As a leading national homebuilding company, we believe certain qualifications and experiences are important to the overall makeup of our Board. We do not require that each director possess each of the qualifications listed below, but rather we look to whether our Board as a whole possesses these qualifications.

Real Estate Experience.  We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry, or experience in analyzing or consulting in these key areas. These key qualifications enable our Board to understand key operational aspects related to our business of running a national homebuilding company.

Business, Management, Accounting and Finance Experience.  We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks in the Company’s key functional areas of homebuilding operations, financing and liquidity, financial reporting, internal control and regulatory compliance, and compensation.

Strategic Vision and Leadership.  We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 6.

Key Characteristics.  In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following minimum characteristics:

•	the highest personal and professional ethical standards, integrity and values;

•	a commitment to representing the long-term interests of the stockholders;

•	practical wisdom, mature judgment and collegiality;

•	be objective and inquisitive; and

•	be prepared to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Ordinarily, directors who serve as chief executive officers or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that an arbitrary term limit on director service is appropriate.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for reelection after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Bob G. Scott, are exempt from this policy.

Majority Vote Standard and Resignation Policy

The Company’s Bylaws provide that in an uncontested election of directors, a director nominee must receive a majority of the votes cast to be elected. Any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. Details regarding the majority vote standard and the resignation policy are discussed under “Proposal One — Election of Directors” on page 5.

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide, any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive office of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted upon at the 2011 Annual Meeting.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. Each notice must set forth the same information required by our Bylaws to submit a nomination. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is comprised of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards are contained in the Corporate Governance Principles set forth on our website under the Investors and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

•	A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director’s immediate family member is a current employee of such a firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on D.R. Horton’s audit within that time.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•	If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Board Determinations

Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott are (i) independent, for purposes of serving as independent members of the Board of Directors, the Compensation Committee and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Hewatt, Mr. Buchanan and Mr. Scott each have the Financial Expert Attributes described above.

Mr. Hewatt. Mr. Hewatt acquired the Financial Expert Attributes primarily through his more than 30 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs and its predecessor and successor entities, as applicable. Mr. Hewatt’s experience as an auditor provided him active experience in conducting audits and reviewing financial statements. This active accounting experience further developed Mr. Hewatt’s understanding of generally accepted accounting principles and financial statements and his ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves. Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations.

During his career as a certified public accountant, Mr. Hewatt has served on various management teams directly responsible for designing and conducting testing procedures on financial statements for compliance with applicable controls and procedures, such as estimates, accruals and reserves, and evaluating related internal control structures. These types of compliance reviews were documented, evaluated and used in forming audit procedures. In connection with certain audits and compliance testing, Mr. Hewatt prepared and issued reports to boards of directors, whereby he gained an understanding of the functioning of boards of directors and related committees. Mr. Hewatt has additional experience in providing management advisory services and providing tax advisory and tax preparation services, which has provided Mr. Hewatt with a strong background in the Internal Revenue Code and in dealing with the Internal Revenue Service.

Mr. Hewatt has worked with clients which include public and private companies, governmental organizations and non-profit organizations.

Mr. Buchanan. Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet the company’s debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.

Mr. Scott. Mr. Scott acquired the Financial Expert Attributes through his more than 32 years of experience in various roles such as a controller and/or chief financial officer of publicly-held companies. Mr. Scott also served on the audit staff of Ernst & Ernst (a predecessor to Ernst & Young LLP) in the years of 1969-1972. Mr. Scott received his license as a Certified Public Accountant in 1970. Mr. Scott’s responsibilities provided him direct experience in preparing, analyzing, evaluating, planning, reviewing and finalizing financial statements and auditing such financial statements for publicly-traded companies. Mr. Scott, in his financial and accounting roles, directed financial systems, reporting, planning, financial controls, strategic planning, mergers and acquisitions and assisted with investor relations. Through Mr. Scott’s direct accounting experience, he developed knowledge and understanding of generally accepted accounting principles and financial statements and the ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves. Mr. Scott, through his accounting experience, has also had direct responsibility for designing and conducting testing procedures on financial statements for compliance with internal controls and procedures. Through Mr. Scott’s experience as a chief financial officer of a publicly-traded company, he gained an understanding of board and audit committee functions through his direct interaction with the board and audit committees.

As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. Such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

The Board also determined that current directors, Messrs. Horton, Tomnitz and Wheat, and director nominees, Messrs. Horton and Tomnitz, are not independent directors because they are executive officers and employees of the Company.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for CEO, CFO and Senior Financial Officers has been posted to the Company’s website, and can be found under the Investors and Corporate Governance links. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be disclosed on the website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of

Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website under the Investors and Corporate Governance links.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website, and can be found under the Investors and Corporate Governance links.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-management members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of the non-management directors, each of whom is independent. Michael R. Buchanan, Chairman of the Nominating and Governance Committee, presides at these executive sessions. During fiscal 2010, the non-management directors met four times in executive session, without members of management present.

Communications with the Board of Directors

Stockholders and other interested parties can communicate with any member of our Board of Directors by sending the communication to the Chairman of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as chairman of the Nominating and Governance Committee. Send communications to: Presiding Director c/o Chief Legal Officer, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Chief Legal Officer will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports these communications to the Board on a quarterly basis. Further information may be obtained on our website at www.drhorton.com under the Investors and Corporate Governance links.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Mr. Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We do not have a policy that requires the positions of Chairman of the Board and CEO be separated, but we have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board and the Company in overseeing key risk and management issues facing the Board and the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

We are able to ensure effective corporate governance through our Nominating and Governance Committee which is composed of four independent directors. In addition, our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management and the Presiding Director chairs these meetings. Overall, the Board is composed of four independent directors and three management directors; however, the Board has nominated four independent directors and two management directors for election at the 2011 Annual Meeting to improve the ratio of independent directors to management directors. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee, and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 17. These collective measures further ensure our effective corporate governance of the Company.

Board’s Role in Risk Oversight

Our Board and Board Committees have overall risk oversight responsibility of the Company but do not provide day to day risk management of the Company, which is the responsibility of our key officers and managers. Our Board and Board Committees provide overall risk oversight through quarterly Board and Committee meetings and discussions with key officers and managers of the Company. Key officers and managers also discuss their respective functional areas with the directors at the appropriate Board and Committee meetings during the year. As a result of the manner in which the Board and Committees oversee risk, the Board’s role in risk oversight does not have an effect on the Board’s leadership structure. Risk oversight is reviewed in the following risk areas of the Company:

Homebuilding Operations.  Our ability to build and sell homes that meet buyer demand is determined by our ability to control (option contracts), buy and develop (with respect to unfinished land and lots) land and lots in a cost effective manner. As a result, we use substantial financial resources, such as debt and cash, to control, buy and develop land and lots. We control the amount of financial resources used in the land and lot acquisition process through our centralized process, which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval requires approval by corporate legal and accounting and approval by our Chairman, CEO or executive officers. Our chief financial officer, controller and chief legal officer report to the Board the procedures regarding our centralized process of approving and funding land and lot acquisitions. We believe this centralized process controls the risk related to our land and lot acquisitions.

Financing and Liquidity.  Due to the downturn in the homebuilding industry our financing and liquidity position may be subject to fluctuations due to uncertain homes sales demand. To oversee financing and liquidity risk, our Board regularly reviews our financing and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations and other financing and operating expenses. At each quarterly meeting, management reviews with the directors the financial and liquidity position of the Company. In this regard, short and long-term financing and liquidity is reviewed to monitor our liquidity needs. To further control risk in this area, each year, the Board approves a limit on the amount of debt that may be issued or repurchased and the amount of equity that may be repurchased. Any debt issuance, debt repurchases or equity repurchases above the approved limit must be separately approved by the Board. We believe these procedures provide adequate risk oversight on financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.  The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including its procedures on internal control over financial reporting.

Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit to review the internal audit of the Company’s operating divisions and other key control areas performed during the quarter. Each year, the Audit Committee reviews and approves internal audit’s internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding operations and other key control areas. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee has guest speakers present to them on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. In this regard, the Audit Committee is able to oversee regulatory risk compliance in these areas by discussing with the Company its processes related to the steps it will take to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight.  The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We have reviewed the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe we have established a short and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance of incentivizing performance and mitigating inappropriate risk-taking:

Base Salary:	We set fixed base salaries in an amount that are commensurate with level of experience, responsibility and tenure of the employee and that are within an appropriate range of base salaries of our peer group’s employees. We believe this mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to certain of our executives we provide annual incentive bonus opportunities based on various performance goals. Recent performance goals were based on pre-tax income, cash flow, and selling, general and administrative expense. Final payout on these annual awards is subject to the discretion of the Compensation Committee. This discretion can be used to reduce payouts when the Committee believes levels achieved result in an inappropriately high level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through the approval process, the quarterly review of our financial statements by our management and independent auditor, and through our internal control over financial reporting.

Long-Term Bonus Plan:	With respect to our executives, we use a combination of performance equity in the form of performance units and restricted stock units to incentivize performance on key operational and financial goals important to the Company and its stockholders over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over several fiscal years (two or three) thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer period.

Stock Options:	We use stock options as a component of long-term compensation for the purpose of incentivizing performance that leads to an increase in the Company stock price over several years, and to serve as a retention tool. We believe time-based vesting on our stock options balances our performance equity awards by providing an incentive that continues in the event the performance goal on the performance equity is not achieved. Further we believe the incentive of increasing the stock price is aligned with our stockholders so that all holders benefit if the stock price increases. We mitigate risk related to the granting of stock options through our practice of not granting stock options in coordination with the release of material non-public information. Further we have several levels of review when stock options are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting to ensure the terms of the stock options approved match the terms of the stock options issued.

Performance Goals:	The Compensation Committee has selected a variety of short and long-term operating and financial performance goals to incentivize performance and to drive increased Company operating and financial results on these goals. The performance goals relate to consolidated pre-tax income, net sales gains, return on investment, gross profit, selling, general and administrative expense and total shareholder return. The Company has established appropriate controls around the determination of the components that define these goals. These controls mitigate risk that the goal components are not achieved or not recorded properly.

Discretion and Claw-back:	We further mitigate compensation risk through the Compensation Committee’s sole discretion to reduce the final payout on a significant amount of the total compensation awarded. The Compensation Committee maintains sole discretion on the final payout determination on (i) the annual bonus related to consolidated pre-tax income, (ii) the long-term performance bonus issued in the form of performance units (the 2008 grant and the 2009 grant), and (iii) long-term performance bonus issued in the form of performance restricted stock units (2011 grant). The Committee does not have explicit discretion on the annual salary, fiscal 2010 grant of performance restricted stock units and stock options because the salary is fixed and the latter two awards are treated as equity for accounting purposes.

The Sarbanes-Oxley Act of 2002 (“SOX”) provides that our Chief Executive Officer and Chief Financial Officer are subject to the claw-back provisions of SOX. During fiscal 2011, we intend to adopt appropriate claw-back provisions to comply with recently enacted federal legislation covering implementing claw-back provisions on executive compensation.

Board Meetings

During fiscal 2010, the Board of Directors of D.R. Horton held four meetings and acted three times by written consent. Each director attended all of the Board meetings and at least 94% of the total number of committee meetings on which he served during fiscal 2010. Executive sessions of our non-management directors, all of whom are independent, are regularly held. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2010 Annual Meeting was attended by all of our directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Directors has adopted governing Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the Charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is posted on the Company’s website, and can be found under the Investors and Corporate Governance links.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2010 and currently, the Executive Committee was and is composed of Messrs. Horton, Tomnitz and Wheat.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Michael R. Buchanan, Bradley S. Anderson, Michael W. Hewatt and Bob G. Scott, with Mr. Buchanan serving as Chairman. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2010, the Nominating and Governance Committee met three times and took no action by written consent, and each member attended in person or by telephone conference all of the meetings.

The Nominating and Governance Committee Charter has been posted to the Company’s website under the Investors and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

•	identifying individuals qualified to become directors consistent with criteria approved by the Board, and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the Board and key management.

Compensation Committee

The members of the Compensation Committee are Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as Chairman. Each Compensation Committee member has been determined to be independent under the NYSE listing standards, an “outside director” under Section 162(m), and a “non-employee director” under Rule 16b-3 under the Securities Exchange Act. During fiscal 2010, the Compensation Committee met nine times and took no action by written consent, and each member attended in person or by telephone conference 89% or more of the meetings.

The Compensation Committee Charter has been posted to the Company’s website under the Investors and Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee of the Board of Directors are Michael W. Hewatt, Bradley S. Anderson, Michael R. Buchanan, and Bob G. Scott, with Mr. Hewatt serving as Chairman. The Audit Committee met six times during fiscal 2010 and took no action by written consent, and each member attended in person or by telephone conference all of the meetings.

As discussed under the heading “Corporate Governance Standards” on page 8 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, Messrs. Buchanan, Hewatt and Scott each has been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards as are set forth in the Company’s Corporate Governance Principles posted on our website.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website under the Investors and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence; and

•	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding D.R. Horton’s audited consolidated financial statements for the year ended September 30, 2010, and other matters are discussed in the Audit Committee Report set forth on page 60 of this Proxy Statement.

Compensation of Directors

Our Board of Directors annually approves compensation and fees paid to our non-management directors, each of whom is listed in the “Director Compensation” table. Traditionally, the Board has strived to set non-management director compensation at a level that pays reasonable cash and equity compensation. We believe that we consistently pay annual non-management director compensation that is within the range of the total compensation paid to non-management directors of companies in our peer group based on data from Salary.com. Our peer group is set forth on page 24.

Fees Paid in Cash.  In fiscal 2010, beginning with the January 2010 meetings, each non-management director received $15,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $60,000 per year. In addition, each non-management director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee paid quarterly, and each non-management director who served as the Chairman of a Committee of the Board of Directors received an annual fee of $2,500 per committee paid quarterly.

Stock Options.  When a new non-management director joins our Board, he or she has traditionally been awarded 10,000 stock options. These stock options have an exercise price equal to the closing price of our common stock on the date of approval and grant. Traditionally, these stock options have vested over five years and have a ten-year term. In addition to the initial grant received upon joining the Board, we have awarded stock options to non-management directors at other times that have ranged from one year to five year intervals. The non-management directors received a stock option grant in 2009, and as a result, in fiscal 2010, the Board determined not to award stock options to directors and paid them the fees discussed above and set forth in the “Director Compensation” table.

Director Compensation for Fiscal Year 2010

	Fees Earned or			All Other
Name(1)	Paid in Cash(2)	Stock Awards	Option Awards	Compensation(3)	Total

Bradley S. Anderson	$72,500	—	—	—	$72,500
Michael R. Buchanan	$72,500	—	—	—	$72,500
Michael W. Hewatt	$72,500	—	—	$900	$73,400
Bob G. Scott	$70,000	—	—	—	$70,000

(1)	During fiscal 2010, the Company paid director fees only to non-management directors. No director of the Company who receives compensation from the Company for services other than as a director received any additional compensation for serving as a director of D.R. Horton.

(2)	Amounts represent non-management director fees paid in cash during fiscal 2010.

(3)	Amount is the participant’s portion of the group health plan premium.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the Common Stock of D.R. Horton as of November 10, 2010 by (i) all D.R. Horton directors, (ii) all D.R. Horton executive officers, and (iii) all D.R. Horton directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of
	Common Stock Beneficially
	Owned(1)
	Number of Shares		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(2)

Donald R. Horton†	27,432,362	(3)	8.59%
Bradley S. Anderson	38,948		*
Michael R. Buchanan	34,000		*
Stacey H. Dwyer†	238,082		*
Michael W. Hewatt	24,000		*
Bob G. Scott	14,000		*
Donald J. Tomnitz†	1,513,521	(4)	*
Bill W. Wheat†	171,166	(5)	*
All directors and executive officers as a group (8 persons)	29,466,079		9.20%

*	Less than 1%.

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on or within 60 days after November 29, 2010: Mr. Horton: 633,333, Mr. Anderson: 28,000, Mr. Buchanan: 34,000, Ms. Dwyer: 147,999, Mr. Hewatt: 24,000, Mr. Scott: 12,000, Mr. Tomnitz: 433,333 and Mr. Wheat: 147,999. These options represent an aggregate of 1,460,664 shares.

(2)	The percentages are calculated based on 318,878,609 issued and outstanding shares on November 10, 2010. For each person, separately, his or her percentage was calculated by including his or her options set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,460,664 options set forth in note (1) in both the numerator and denominator.

(3)	These shares do not include (i) 3,228,135 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, and 2,028,202 shares directly owned by Douglas Reagan Horton, another adult son of Mr. Horton, (ii) 2,359,590 shares held by the Douglas Reagan Horton Trust, (iii) 1,179,795 shares held by the Donald Ryan Horton Trust, (iv) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (v) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton. Donald R. Horton’s address is D.R. Horton, Inc., D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.

(4)	These shares do not include 20,568 shares owned by an IRA for the benefit of Mr. Tomnitz’s spouse. Mr. Tomnitz disclaims any beneficial interest in these shares.

(5)	These shares do not include 116 shares owned by an IRA for the benefit of Mr. Wheat’s spouse and 332 shares held in trust for the benefit of Mr. Wheat’s child. Mr. Wheat disclaims any beneficial interest in these shares.

Certain Other Beneficial Owners

Based on filings under the Securities Exchange Act of 1934, as amended, available as of November 10, 2010, the only other known beneficial owners of more than 5% of D.R. Horton Common Stock outstanding were the following:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(5)

AXA Financial, Inc. and certain affiliates(1) 1290 Avenue of the Americas New York, New York 10104	17,898,435	5.61%
Edinburgh Partners Limited(2) 12 Charlotte Square Edinburgh, EH2 4DJ United Kingdom	16,589,719	5.20%
FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	47,633,422	14.94%
The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	16,296,428	5.11%

(1)	Based solely upon information contained in the most recently filed Schedule 13G of AXA Financial, Inc. and certain of its affiliates disclosed in the Schedule 13G filed with the SEC on February 12, 2010, reflecting beneficial ownership as of December 31, 2009. According to this Schedule 13G, AXA Financial, Inc. and certain of its affiliates listed therein had sole voting power for 13,530,995 of these shares, no shared voting power, sole dispositive power for 17,898,435 of these shares and no shared dispositive power.

(2)	Based solely upon information contained in the most recently filed Schedule 13G of Edinburgh Partners Limited disclosed in the Schedule 13G filed with the SEC on December 21, 2009, reflecting beneficial ownership as of December 21, 2009. According to this Schedule 13G, Edinburgh Partners Limited had sole voting power for 16,589,719 of these shares, no shared voting power, sole dispositive power for 16,589,719 of these shares and no shared dispositive power.

(3)	Based solely upon information contained in the most recently filed Schedule 13G/A of FMR LLC, filed with the SEC on February 16, 2010, reflecting beneficial ownership as of December 31, 2009. According to this Schedule 13G/A, FMR LLC had sole voting power for 940,895 of these shares, no shared voting power, sole dispositive power for 47,633,422 of these shares and no shared dispositive power.

(4)	Based solely upon information contained in the most recently filed Schedule 13G of The Vanguard Group, Inc. disclosed in the Schedule 13G filed with the SEC on February 5, 2010, reflecting beneficial ownership as of December 31, 2009. According to this Schedule 13G, The Vanguard Group, Inc. had sole voting power for 457,296 of these shares, no shared voting power, sole dispositive power for 15,885,732 of these shares and 410,696 shared dispositive power.

(5)	The percentages are calculated based on the number of shares listed in the table for the beneficial owner divided by the number of our shares issued and outstanding on November 10, 2010 of 318,878,609.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has undertaken the design of a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on performance of the Company. Our executive compensation program consists of several components, including base salaries, cash bonuses, equity awards, deferred compensation plans and retirement benefits. This compensation discussion and analysis provides more information regarding our compensation objectives; the relationship between the components of our compensation program and our objectives; and factors considered by the Compensation Committee in establishing compensation levels for our named executive officers, who are:

•	Donald R. Horton, Chairman of the Board;

•	Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer;

•	Bill W. Wheat, Executive Vice President and Chief Financial Officer; and

•	Stacey H. Dwyer, Executive Vice President and Treasurer.

Company Performance

The Company is a leader in the U.S. homebuilding industry based on its many short and long-term achievements. These achievements include:

•	nine consecutive fiscal years closing more homes in the U.S. than any other homebuilder, including recent home closings attained during a period believed to be one of the most significant housing downturns in many years;

•	net income of $245.1 million in fiscal 2010;

•	homebuilding cash, cash equivalents and marketable securities of $1.6 billion at fiscal 2010 year-end;

•	reduction of approximately $1.0 billion and $500 million in homebuilding debt in the 2010 and 2009 fiscal years, respectively;

•	home sales gross margins increased 420 basis points from the previous fiscal year to 17.3% of home sales revenues;

•	homebuilding selling, general and administrative expense improved 240 basis points to 12.1% of homebuilding revenues in fiscal 2010 from the previous fiscal year; and

•	market capitalization consistently near the top of national publicly-traded homebuilders.

Executive Compensation Objectives

Our primary compensation objectives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	award compensation that motivates and recognizes valuable, short and long-term individual and company performance;

•	provide a compensation program that is competitive within our peer group; and

•	implement a compensation plan that aligns the executive’s interests with those of our stockholders.

As a leading national homebuilding company, we employ key executives who we believe have delivered strong results in a challenging homebuilding market. Our key executives and officers may encounter other professional opportunities due to the extensive national industry experience gained during their employment with us. As a result, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We believe our stockholders’ interests are well-served when we can motivate and retain our key executives so they can use their national homebuilding expertise with us rather than with one of our competitors in the homebuilding or land development business.

Our key executives and officers have experience in both up and down cycles in the homebuilding industry. The Compensation Committee considers this type of industry experience to be very valuable in the current volatile and challenging homebuilding market. We believe that to maintain our position as a leader in the homebuilding industry, and to effectively operate through the current down market, the Company must provide executive compensation programs that continually motivate and seek to retain our experienced and talented executives.

We also believe it is important to have a significant portion of an executive’s overall compensation tied to his or her total value to the Company. When reviewing an executive’s value, we review factors such as the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of executive management and serve as a leader for our employees. We believe that by placing importance on these qualities, we are aligning individual and corporate performance with the compensation that is ultimately paid for performance. Due to the significant number of years of dedicated service our executives have with us, the Board of Directors and Compensation Committee have chosen not to pursue written employment agreements with our executives. Rather than using fixed employment agreements, we believe our balanced cash and equity compensation program provides us with an effective tool in retaining and motivating our executives.

Process for Determining Compensation

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance and approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity programs, which include awards under our 2006 Stock Incentive Plan and all other compensation plans that are intended to qualify as performance-based. Our equity and compensation plans are discussed under the heading “Incentive Bonus Plans — Approved by Stockholders” on page 33. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 17 and are more fully set forth in the Compensation Committee Charter, which is available on our website at www.drhorton.com under the Investors and Corporate Governance links.

Compensation Committee Risk Oversight

The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. The Compensation Committee’s risk oversight is discussed in more detail under the heading “Board’s Role in Risk Oversight — Compensation Risk Oversight” on page 15.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding these executive officers. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus program for our CEO, but not for himself. For other executive officers, our Chairman and our CEO review and discuss the annual base salary and cash bonus compensation, and the Chairman makes recommendations to the Compensation Committee. The Compensation Committee considers these recommendations when making its recommendation to the Board. In addition, our Chairman and our CEO make recommendations for any new executive officers and adjustments in compensation for any other executive officers when required.

Review of Compensation

We review the compensation of our executive officers on a regular basis. In fiscal 2010 and the first quarter of fiscal 2011, the Compensation Committee formally met in November and December of 2009 and in January, April, July, September, October, November and December of 2010 to review and discuss compensation matters. In addition, the Compensation Committee Chairman and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management gather market information regarding executive compensation matters for the Committee’s review and consideration. In fiscal 2010, the Compensation Committee Chairman, on behalf of the Compensation Committee, engaged Salary.com and Equilar, both national third-party providers of financial and executive compensation data for the purpose of securing access to their databases of financial and executive compensation data on publicly-traded companies, including our peer group and other public companies within a range of our market capitalization. The scope of Salary.com’s and Equilar’s engagement was limited to providing access to their databases. Salary.com and Equilar did not advise the Compensation Committee on its executive compensation programs or decisions.

The Compensation Committee believes it is appropriate to exercise its judgment when reviewing and setting the total mix of compensation related to short and long-term awards and cash and equity awards rather than relying on a set formula or percentage allocation. The Compensation Committee believes an important part of an executive’s value is helping us achieve our business plan in up and down markets. Accordingly, we exercise judgment in determining the mix of compensation we believe to be in line with our business objectives and that we believe to be appropriate for the executive under review in view of his or her industry expertise and role at the Company.

Use of Compensation Peer Group Data

The Compensation Committee utilizes compensation data of our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market conditions and practices, and to help ensure that our compensation decisions are reasonable in comparison to our peer group and the value of our executives to us. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our peer group. In fiscal 2010, the peer group compensation data was compiled by the Compensation Committee Chairman and legal counsel using information from the databases of Salary.com and Equilar. The peer group compensation data reviewed by the Compensation Committee included compensation data and components as disclosed in executive compensation tables in publicly filed proxy statements. The peer group could change from year to year based on the discretion of the Compensation Committee considering factors such as market capitalization, competition in our markets, mergers, consolidations and metrics such as sales, assets, debt, cash flow and equity. For fiscal 2010, our peer group consisted of the publicly-traded homebuilding companies listed below.

Peer Group

Beazer Homes USA	NVR, Inc.
Hovnanian Enterprises	Pulte Homes
KB Home	Ryland Group
Lennar Corporation	Standard Pacific
M.D.C. Holdings	Toll Brothers

Outline of Compensation Actions Taken in Fiscal 2010

In fiscal 2010 the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail under the referenced headings.

Base Salaries — the Compensation Committee set and paid base salaries. See the heading “Base Salaries — Named Executive Officers” on page 25.

Annual Incentive Bonuses — the Compensation Committee set annual incentive bonus opportunities based on quarterly pre-tax income, and based on actual pre-tax income results made payouts under these annual incentive bonus awards. See the headings “2010 Fiscal Year — Annual Incentive Bonus Opportunity” on page 26 and “2010 Fiscal Year — Annual Incentive Bonus Results and Payout” on page 27.

2008 Performance Units — the Compensation Committee reviewed the 33-month performance results under the terms of the performance units granted in 2008, and based on the final results made a payout on these performance units in common stock. See the heading “2008 Performance Unit Grant — Ranking Results and Vesting at September 30, 2010” on page 28.

2012 Performance Restricted Stock Units — the Compensation Committee granted performance restricted stock units that may vest based on performance on four goals over the performance period ending September 30, 2012. See the heading “2010 Fiscal Year — Grant of Performance Restricted Stock Units” on page 30.

Discretionary Bonuses — the Compensation Committee and the Board determined and paid discretionary bonuses to Mr. Bill W. Wheat and Ms. Stacey H. Dwyer. See the heading “Other Named Executive Officers — Corporate” on page 32.

Components of Compensation

Base Salaries — Named Executive Officers

Base salaries paid to our named executive officers serve to provide a fixed or base level of compensation to our executives. When reviewing and setting an executive’s base salary for fiscal 2010 and 2011, we considered the following factors:

•	level of experience, responsibility and tenure;

•	amount of assets and national scope of the Company’s operations;

•	ability to contribute to meeting operating objectives;

•	amount of fixed cash compensation to retain the executive’s services;

•	average and median base salary of comparable executives in our peer group; and

•	recommendations of our Chairman and our CEO, other than for themselves.

After taking into consideration the above factors, 2010 and 2011 fiscal year base salaries for our named executive officers are set forth in the table below.

	Base Salary
Name	2010	2011

Donald R. Horton	$1,000,000	$1,000,000
Donald J. Tomnitz	$900,000	$900,000
Bill W. Wheat	$250,000	$250,000
Stacey H. Dwyer	$250,000	$250,000

The base salaries for Mr. Horton and Mr. Tomnitz were held at the same levels for fiscal 2011 as they were for fiscal 2010. As previously discussed in our proxy statement for last year’s annual meeting, in October 2009, prior to deciding the base salaries for fiscal 2010, the Compensation Committee reviewed the base salary data for the top two paid executive officers for each of the companies in our peer group. The data showed that base salaries ranged from $400,000 to $1,300,000, had an average of $958,872 and had a median of $1,000,000 (data used highest salary reported during the fiscal year of the named executive officer in each peer group company). The Compensation Committee’s analysis showed that the fiscal 2009 base salary of $400,000 for Mr. Horton and $300,000 for Mr. Tomnitz ranked near the bottom of the peer group base salaries. Based on the factors listed on page 25, the significant number of years of homebuilding experience in up and down markets, a review of the base salary peer group data, and considering that the base salaries have been historically well below the peer group average and median, the Compensation Committee elected to increase the base salaries of Mr. Horton and Mr. Tomnitz to $1 million and $900,000, respectively. We believe these salaries are in line with the peer group base salary average and median and reflect our executives’ significant experience in the real estate and homebuilding industry and their significant number of years with the Company. The salary increase for Mr. Horton and Mr. Tomnitz was the first salary increase each has received since fiscal 2001. In awarding the salary increase last year, the Compensation Committee did not assign specific weight to the factors listed above nor did it assign a specific ranking that base salaries should be within the peer group.

Because Mr. Wheat and Ms. Dwyer each received a salary increase at the beginning of fiscal 2009, their base salaries were held at the same levels in fiscal 2010 and fiscal 2011. When determining base salaries, the Compensation Committee did not assign specific weight to the factors listed above, did not assign a specific ranking that base salaries should be within the peer group and did not use a percentage or ratio that the base salaries should be in relation to total compensation.

2010 Fiscal Year — Annual Incentive Bonus Opportunity

Chairman and Chief Executive Officer.  In furtherance of our compensation philosophy to award incentive bonuses based on company performance, during fiscal 2010, Mr. Horton and Mr. Tomnitz each had the opportunity to earn an annual incentive bonus based on a pre-tax income goal under our 2000 Restated Bonus Plan, discussed in more detail on page 33.

We believe that Mr. Horton and Mr. Tomnitz should each be equally incentivized to generate positive pre-tax income, which is important to the Company due to the continuing difficulties in the housing market and the overall difficult financial and economic climate. We believe the pre-tax income performance goal focuses our executives on improving important components of quarterly pre-tax income, namely, revenue from home closings and controlling ordinary operating costs such as cost of sales and selling, general and administrative (“sg&a”) costs.

“Pre-tax income” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles. The maximum bonus that could be earned in terms of positive pre-tax income was as follows:

	Maximum Bonus Potential
	1st	2nd	3rd	4th
Fiscal 2010 Performance Goal	Quarter	Quarter	Quarter	Quarter

Pre-Tax Income	2%	2%	2%	2%

The hurdle or threshold for achieving a pre-tax income bonus was the attainment of positive pre-tax income for the quarter. If no positive pre-tax income was attained, then no bonus would be paid under the performance goal.

The Compensation Committee made the subjective determination to select the 2% maximum on pre-tax income as the maximum bonus under this performance goal for fiscal 2010 based on its determination that if the maximum were paid, the amount would be reasonable in relation to the goal achieved and reasonable in relation to the Company’s goal of containing overall sg&a expense.

The 2% maximum is not based on any formulaic methodology. When considering the reasonableness of compensation, we also consider the level of our current sg&a expense in relation to our sg&a expense in prior years and in relation to whether we believe sg&a expense will be competitive with our peer group. Sg&a expense reduction is one of the components that will help increase overall pre-tax income. The Compensation Committee also considered that in certain years prior to the recent housing downturn, the Company had used a 2% maximum which was within the range of percentage maximums used by the Company’s peer group companies who used a similar pre-tax income or earnings goal (percentages of our peers were approximately in the range of 1% to 3% in certain years). In prior years we believe our sg&a expense was competitive with our peers and we believe by using a 2% maximum for fiscal 2010 and going forward, we will be able to continue to incentivize our executives to achieve positive pre-tax income and maintain competitive levels of sg&a expense, both of which we believe align the executive’s interests with those of our stockholders. Because the selection of 2% as the maximum percentage was a subjective determination and not one based on any formulaic method or benchmark other than as described in this paragraph, the Compensation Committee maintains the right to use its discretion in adjusting downward the amount earned before it is paid.

For fiscal 2010, we decided to base the performance bonus on the single performance goal of pre-tax income, which is a performance goal we had historically used before the housing downturn. In fiscal 2009, we had three performance goals of adjusted pre-tax income, generation of operating cash flow and sg&a containment. We believed that because we achieved strong results in fiscal 2009 related to operating cash flow and sg&a containment that the 2010 fiscal year focus should be on achieving positive pre-tax income. We believed the performance goal of pre-tax income was an important goal for our executives because it focused them on important pre-tax income components, namely, sales revenue, cost of sales and sg&a expense and interest expense. Another consideration for using a single performance goal for the annual incentive bonus in fiscal 2010 is that we balanced the annual incentive bonus with a potential long-term incentive bonus in the form of performance units awarded in fiscal 2008 and vesting, if at all, as of September 30, 2010. The performance goals on these performance units relate to net sales gains percentage and return on investment and are discussed in more detail under the heading “2008 Performance Unit Grant — Ranking Results and Vesting at September 30, 2010” on page 28. Due to the difficult housing market during the past several years, the Company did not achieve positive pre-tax income in fiscals 2009, 2008 and 2007. At the beginning of fiscal 2010, we believed the housing market would continue to be challenging thereby making it challenging for the Company to achieve positive pre-tax income. We also believed the achievement of positive pre-tax income and returning the Company to profitability is an important factor in creating stockholder value.

2010 Fiscal Year — Annual Incentive Bonus Results and Payout

Pre-Tax Income — Results.  The table below sets forth the pre-tax income achieved and the resulting bonus earned and paid for fiscal 2010.

	Performance Goal — Quarterly Pre-Tax Income (Loss) (“PTI”)
Quarter	Bonus Percentage	Amount of PTI	Bonus Earned	Bonus Paid

1st Quarter	2%	$42,764,922	$855,298	$855,298
2nd Quarter	2%	$12,067,456	$241,349	$241,349
3rd Quarter	2%	$46,340,014	$926,801	$893,108
4th Quarter	2%	$(1,684,653)	$0	$0

Annual Total	2%	$99,487,739	$2,023,448	$1,989,755

Under the fiscal 2010 pre-tax income bonus award, a total of $1,989,755 in cash was paid to each of Mr. Horton and Mr. Tomnitz. Each quarter, the Compensation Committee reviewed the amount of pre-tax income achieved during the quarter. Prior to paying any performance bonus based on quarterly pre-tax income, the Compensation Committee reviewed the amount of quarterly pre-tax income achieved and the resulting bonus earned. The Compensation Committee then decided whether to pay the bonus earned, if any, at that time or whether to defer the bonus earned to a later period. In fiscal 2010, the Compensation Committee paid the first and second quarterly pre-tax income bonuses after completion of the second fiscal quarter and paid the third quarterly pre-tax income bonus after completion of the fourth quarter. The total potential bonus earned based on 2% of pre-tax income for the four separate quarters was $2,023,448. However, the Compensation Committee used its discretion and reduced this amount to $1,989,755 so that the amount paid did not exceed 2% of pre-tax income calculated on an annual basis rather than on a quarterly basis. This resulted in a total bonus paid of $1,989,755 as set forth in the table on the previous page.

2011 Fiscal Year — Annual Incentive Bonus Opportunity

The Compensation Committee has decided to implement the same annual incentive bonus opportunity based on two-percent of pre-tax income for Mr. Horton and Mr. Tomnitz for fiscal year 2011.

2008 Performance Unit Grant — Ranking Results and Vesting at September 30, 2010

In February 2008, the Compensation Committee made an award to Mr. Horton and Mr. Tomnitz of long-term performance units (“Performance Units”) under the 2008 Performance Unit Plan (the “2008 Plan”), discussed on page 34. The target number of Performance Units awarded to Mr. Horton was 300,000 and to Mr. Tomnitz was 200,000. The performance period for the Performance Units was January 1, 2008 to September 30, 2010 (the “Performance Period”). The performance goals established for the Performance Units were relative return on investment (“ROI”) and relative net sales gains percentage (units) (“NSG%”). Final performance on these goals was determined by comparing and ranking the Company’s performance to our peer group’s performance, on the same performance goals of ROI and NSG%. The Company’s peer group consisted of the ten publicly-traded homebuilding companies listed on page 24, except that NVR was not a peer group member in 2008.

At the time of grant, the Compensation Committee made the subjective determination to set the target and maximum number of performance units based on its determination at that time that if the target or maximum amount were paid, total compensation would be within the range of total compensation paid to similar executives in the Company’s peer group and would be competitive with the Company’s goal of maintaining reasonable compensation expense, each in relation to the goal level achieved. We further believed in the importance of setting a maximum that was significantly higher than the target to incentivize superior relative performance to the top level on the two performance goals which we believed would lead to better competitive position and the creation of value for our stockholders.

In February 2008, when determining the target number we also reviewed the estimated grant date fair value of the target and maximum award and the related estimated annual compensation expense. The Compensation Committee chose to further incentivize the officers by potentially increasing the target up to the maximum, as set forth in the table on the next page under the heading “Potential Performance Adjustments as a Percentage of Target,” in the event that superior performance were achieved on the performance goals relative to our peer group. The Compensation Committee subjectively chose the maximum of two times target to further incentivize performance toward the top performance in the homebuilding industry. When these Performance Units were awarded, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark; therefore, prior to paying any amount under this bonus, the Compensation Committee retained the right to use its discretion in adjusting downward the amount earned and paid.

The following table sets forth the potential performance adjustments that may be made to the Performance Units based on the final performance rankings of the peer group and us. ROI and NSG% were each weighted 50% of the total target award.

Potential Performance Adjustments as a Percentage of Target

Performance Goal	11th - 9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place	1st Place
	(Minimum)				(Target)				(Maximum)

Return on Investment (ROI)	0%	25%	50%	75%	100%	125%	150%	175%	200%
Net Sales Gains % (NSG%)	0%	25%	50%	75%	100%	125%	150%	175%	200%

“ROI” means total annual pre-tax income or loss divided by average total homebuilding assets, over the Performance Period and expressed as a percentage.

“NSG%” means the sum of the gross number of home sales contracts less cancellations (net sales) over the Performance Period as a percent of beginning base-line net sales contracts.

The following table sets forth the final peer group rankings based on ROI and NSG% for the peer group and us.

Final Peer Group Rankings

Performance Goal	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place		2nd Place	1st Place

Return on Investment (ROI)	-110.00%	-97.91%	-89.63%	-72.01%	-68.73%	-66.73%	-62.24%	-61.02%	*	-33.86%	-26.60%
Net Sales Gains % (NSG%)	113.32%	133.85%	135.39%	140.25%	141.74%	151.63%	158.85%	165.22%		167.21%	175.14	%*

*	Final performance goal ranking attained by Company.

After evaluation of the final peer group rankings and the terms of the Performance Units, the Compensation Committee determined the final results in the table below and made a final payout of 262,500 shares of common stock to Mr. Horton and 175,000 shares of common stock to Mr. Tomnitz. The shares were valued at $11.12, the closing price of our common stock on September 30, 2010.

Final Results — Earned and Paid

	Target	Final		Adjusted	Closing			Adjusted	Final
	Number	Company	Performance	Number	Stock	Full Value	Discretionary	Value	Payout in
	of Units	Performance	Adjustment	of Units	Price at	of Units	Reduction	of Units	Common
Name	Awarded	Rankings	from Target	Earned	9/30/2010	Earned	of Award	Earned	Stock

Donald R. Horton	150,000	ROI = 3rd	150%	225,000	$11.12	$2,502,000	50%	$1,251,000	112,500
	150,000	NSG% = 1st	200%	300,000	$11.12	$3,336,000	50%	$1,668,000	150,000

Total	300,000			525,000	$11.12	$5,838,000	50%	$2,919,000	262,500

Donald J. Tomnitz	100,000	ROI = 3rd	150%	150,000	$11.12	$1,668,000	50%	$834,000	75,000
	100,000	NSG% = 1st	200%	200,000	$11.12	$2,224,000	50%	$1,112,000	100,000

Total	200,000			350,000	$11.12	$3,892,000	50%	$1,946,000	175,000

The final payout in common stock was based on the 33-month Performance Period, which included periods in our 2008, 2009 and 2010 fiscal years.

The only normalization adjustment made was to include the results of discontinued operations for two peer group members in calculating ROI so that all peer group members and the Company were treated consistently. This normalization adjustment did not change the Company’s ranking on the ROI goal.

After determining the final results and the full value of the Performance Units earned, the Compensation Committee used its discretion and reduced the full value of the Performance Units earned by fifty percent for each of Mr. Horton and Mr. Tomnitz. In using its discretion to reduce the value of the Performance Units, the Compensation Committee considered the total compensation of each executive, and the Company’s financial and stock price performance during the 33-month Performance Period.

2010 Fiscal Year — Grant of Performance Restricted Stock Units — Potential Vesting in 2012

Consistent with our compensation philosophy, we balance our annual or short-term incentive bonus program by providing a long-term incentive bonus program. Under our long-term incentive bonus program, our Chairman and our CEO have the opportunity to earn incentive bonuses based on performance over a period longer than one year. We believe that by awarding a portion of compensation that may be earned over a longer time period, the interests of our executives are aligned with the interests of our stockholders.

In fiscal 2010, the Compensation Committee awarded performance restricted stock units (the “Performance RSUs”) to Mr. Horton and Mr. Tomnitz as follows.

Target Number of
Name	Performance Restricted Stock Units

Donald R. Horton	100,000
Donald J. Tomnitz	100,000

The Performance RSUs will vest, if at all, after the completion of the performance period, which is the period of October 1, 2010 through September 30, 2012 (the “Performance Period”), and based on final performance rankings. The four performance goals are set forth in the table below.

		Weighting to
Performance Goal	Performance Comparison	Total Award

Relative Total Shareholder Return	S&P 500 Index TSR	25%
Relative Return on Investment	Peer Group	25%
Relative Selling, General & Administrative Expense	Peer Group	25%
Relative Gross Profit	Peer Group	25%

The four performance goals are relative total shareholder return (“TSR”), relative return on investment (“ROI”), relative selling, general and administrative expense containment (“SG&A”) and relative gross profit (“GP”) (collectively, the “Performance Goals”).

TSR:	means the total shareholder return (stock price increases and decreases plus dividends) of the Company over the Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.
ROI:	means total annual pre-tax income or loss divided by average total assets, over the Performance Period and expressed as a percentage.
SG&A:	means consolidated homebuilding selling, general and administrative expense (including corporate general and administrative expenses) as a percent of consolidated homebuilding revenue, over the Performance Period.
GP:	means gross profit (defined as homebuilding revenue minus homebuilding cost of sales, including impairments and related write-off costs) divided by homebuilding revenue, over the Performance Period and expressed as a percentage.

We chose the TSR goal because TSR takes into account positive and negative movements in our stock price plus dividends paid during the Performance Period. By comparing our TSR to the S&P 500 Index’s TSR, we have a goal that incentivizes achieving a return to our stockholders that is better than a return achieved by a broad-based index of companies. We believe the three goals of ROI, SG&A and GP create important internal operating goal incentives. ROI incentivizes achieving operating homebuilding profitability relative to our total assets which measures our efficiency at using our assets to generate pre-tax income. SG&A incentivizes our executives to focus on controlling selling, general and administrative expenses in a period of uncertain revenues from home sales. GP incentivizes our executives to focus on controlling our home prices, sales incentives, and our costs of sales, which are composed of the costs of land, labor, materials and products used in building our homes. Improvement in our gross margin on home sales increases the proportion of each dollar of revenue available to cover other costs and expenses.

In fiscal 2010, when determining the target number of Performance RSUs we reviewed the estimated grant date fair value of the target award and the related estimated annual compensation expense. The Compensation Committee chose to further incentivize the officers by potentially increasing the target up to the maximum, as set forth in the tables below, in the event that superior performance were achieved on the four Performance Goals. The Compensation Committee subjectively chose the maximum of two times target to further incentivize performance toward the top performance in the homebuilding industry. When these Performance RSUs were awarded, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark.

The target Performance RSUs may be increased or decreased based on relative performance over the Performance Period as set forth in the tables below.

TSR Portion of Award
(weighted 25% of target award)
Company TSR		Number of
Relative to		Performance
S&P 500 Index TSR	Payout	RSUs Awarded(1)
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	2,500
8 Percentage Points		5,000
7 Percentage Points		7,500
6 Percentage Points		10,000
5 Percentage Points		12,500
4 Percentage Points		15,000
3 Percentage Points		17,500
2 Percentage Points		20,000
1 Percentage Point		22,500
Equal to S&P 500 Index TSR	Target	25,000
Percentage Points Above Index:
1 Percentage Point		27,500
2 Percentage Points		30,000
3 Percentage Points		32,500
4 Percentage Points		35,000
5 Percentage Points		37,500
6 Percentage Points		40,000
7 Percentage Points		42,500
8 Percentage Points		45,000
9 Percentage Points		47,500
10 Percentage Points	Maximum	50,000

ROI and SG&A and GP Portions of Award
(each weighted 25% of target award)
Performance Level		Number of
Compared to		Performance
Peer Group	Payout	RSUs Awarded(2)
11thPlace		zero
10th Place	Threshold	12,500
9th Place		25,000
8th Place		37,500
7th Place		50,000
6th Place		62,500
5th Place	Target	75,000
4th Place		93,750
3rd Place		112,500
2nd Place		131,250
1st Place	Maximum	150,000

(1)	Target number listed is 25% of the total target number of 100,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 100,000 and other numbers are 75% of the other possible performance adjustments from the target.

The 100,000 target Performance RSUs may be increased to a maximum of 200,000 upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero upon minimum achievement of each of the four Performance Goals. Performance and percentages that fall between the target and maximum, and the target and minimum shall be ranked using linear interpolation as set forth in the tables. For the Performance RSUs, the Company’s peer group consists of the ten publicly-traded homebuilding companies listed on page 24, except that Meritage Homes replaced Standard Pacific based on the discretion of the Compensation Committee using factors discussed on page 24. Each Performance RSU represents the contingent right to receive one share of the Company’s common stock if vesting is satisfied. The Performance RSUs have no rights to dividends or voting.

Vesting of the TSR Performance Goal will be determined after the Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the ROI, SG&A and GP Performance Goals will be determined after the

Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. Any portion of the Performance RSUs that do not vest due to inadequate relative performance will be forfeited.

The hurdle or threshold for achieving a bonus under the TSR goal is to perform no worse than nine percentage points below the S&P 500 Index on TSR because in that event no bonus on that specific goal would be earned. The hurdle or threshold for achieving a bonus under the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned. Additional information on the grant date fair value of the Performance RSUs is set forth in the “Summary Compensation Table” on page 38 and the “Grants of Plan-Based Awards” table on page 40.

At the time of grant, the Compensation Committee made the subjective determination to set the target and maximum number of Performance RSUs based on consideration that if the target or maximum amount were paid, total compensation would be within the range of estimated total compensation paid to similar executives in the Company’s peer group over the Performance Period and would be competitive with the Company’s goal of maintaining reasonable compensation expense. We further believed in the importance of setting a maximum that is significantly higher than the target to incentivize superior relative performance to the top level on the four performance goals which we believed would lead to better competitive position and the creation of value for our stockholders.

2011 Fiscal Year — Performance Restricted Stock Units — Potential Vesting in 2013

During the first quarter of fiscal 2011, the Compensation Committee approved and awarded performance restricted stock units to Mr. Horton and Mr. Tomnitz as follows:

Target Number of
Name	Performance Restricted Stock Units

Donald R. Horton	150,000
Donald J. Tomnitz	150,000

The performance restricted stock units will vest, if at all, after the completion of the performance period, which is the period of October 1, 2010 through September 30, 2013 and based on final performance rankings that operate in a substantially similar manner to the performance restricted stock units awarded in fiscal 2010, as discussed above in the section “2010 Fiscal Year — Grant of Performance Restricted Stock Units.”

Other Named Executive Officers — Corporate.  For fiscal 2010, a discretionary bonus of $400,000 was awarded to each of Bill W. Wheat and Stacey H. Dwyer. At the end of the applicable performance period, which may be a fiscal year, or any period within a fiscal year, the Board of Directors approves discretionary bonuses for Mr. Wheat and Ms. Dwyer. For fiscal 2010, the performance periods were two semi-annual periods during the fiscal year. Each of Mr. Wheat and Ms. Dwyer received $175,000 for the first semi-annual period and $225,000 for the second semi-annual period. The process of awarding discretionary bonuses to Mr. Wheat and Ms. Dwyer includes review and consideration by our Chairman and our CEO, who then make a recommendation to our Compensation Committee. The Compensation Committee then considers the recommendation and makes a recommendation to the Board of Directors. The bonuses recommended by our Chairman and our CEO were not based on quantitative formulas or percentages or numerical weightings, but rather were related to the subjective evaluations of the performance of each officer’s direct or advisory responsibilities in functional areas such as financial reporting, treasury management and financial analysis, as well as the level of retention risk related to the Company’s ability to continue to employ each officer.

When considering discretionary bonuses for Mr. Wheat and Ms. Dwyer, we considered each officer’s level of direct responsibility and oversight over functional areas of the Company. Mr. Wheat’s areas of direct responsibilities relate to the effectiveness and integrity of the Company’s financial reporting process, both at corporate and at our regions and divisions, including the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures. Mr. Wheat has direct responsibility over these functions in his role as Chief Financial Officer. Ms. Dwyer’s areas of direct responsibility relate to her role as head of investor relations and as treasurer, and her role in performing financial analysis related to our financial performance. In addition, both Mr. Wheat and Ms. Dwyer are responsible for providing oversight and advice in the following functions of the Company: (i) the financial, capital, credit, treasury, information technology and other corporate management functions, (ii) analysis of and recommendations related to the Company’s operations including asset and inventory acquisitions, dispositions and valuations, (iii) contributions to the development and implementation of the Company’s strategies and (iv) the ability to work within a team of key executives and managers and to manage, develop and effectively work with direct report employees and others throughout the Company. These other functions apply to both Mr. Wheat and to Ms. Dwyer because these functions overlap or are interrelated and involve important financial and management functions of the Company. Our Chairman, our CEO and the Compensation Committee concluded that Mr. Wheat and Ms. Dwyer each performed and managed his or her primary functions and other interrelated functions in an effective manner, and as a result, the bonus recommendations resulted in the same bonus amounts for each of them.

The amount of bonus awarded to each of Mr. Wheat and Ms. Dwyer was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies. The final bonuses were amounts that our Board, Compensation Committee, Chairman and CEO considered to be in line with the Company’s goals of maintaining a low cost structure while allowing the Company to continue to retain each of these executives. The compensation decision processes for Mr. Wheat and Ms. Dwyer are not materially different.

Incentive Bonus Plans — Approved by Stockholders

We believe that performance-based bonuses should continue to represent a significant portion of the compensation of our Chairman and our CEO. We also believe we should seek to structure our performance-based awards in a manner to be tax deductible under Section 162(m) to the extent reasonably feasible and to the extent that such structure is in line with our operational and financial objectives. The Compensation Committee believes that a balanced executive compensation program is best served by providing compensation plans that allow for a mix and balance of short and long-term compensation components, including (i) a short-term or annual bonus performance plan, (ii) a long-term (more than one year) bonus performance plan, and (iii) a short-term and long-term equity plan. In furtherance of this objective, the Compensation Committee and our stockholders have previously approved three incentive plans:

•	D.R Horton 2000 Restated Bonus Plan — our primary short-term or annual bonus plan.

•	D.R. Horton 2006 Stock Incentive Plan — our primary short and long-term equity plan.

•	D.R Horton 2008 Performance Unit Plan — our primary long-term (more than one year) bonus plan.

The 2000 Restated Plan, the 2006 Stock Incentive Plan and the 2008 Performance Unit Plan were approved by our stockholders on January 31, 2008, January 26, 2006 and January 31, 2008, respectively. The Compensation Committee will continue to evaluate what it believes is an effective use of these three plans.

2000 Restated Bonus Plan.  The 2000 Restated Bonus Plan is the primary plan under which our Chairman and our CEO are awarded short-term or annual incentive or performance-based bonuses. We generally intend for awards issued to covered employees under the 2000 Restated Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company and the Compensation Committee reserve the right to pay bonuses outside of this plan.

2006 Stock Incentive Plan.  We use our 2006 Stock Incentive Plan to issue stock options and other equity based awards. We believe that stock options provide an important link between the performance of our employees and creation of stockholder value primarily because the stock options only have value if the stock price increases from the date of grant. Since 2000, the Compensation Committee has traditionally awarded stock options to its executive officers in twelve to twenty-four month intervals, primarily because of the other incentive bonus awards being received by executives during this time frame. Consistent with this practice, the executive officers were not granted stock options in fiscal 2010 and were last granted stock options in February 2009. The Compensation Committee will continue to evaluate when to make equity awards to its executives and other employees, which may be more frequent than in the past, based on the total mix of compensation for the executives and other factors. Generally, when the Compensation Committee decides to grant equity awards to executive officers, in determining the number of equity awards to grant and the other material terms of the equity grants, the Compensation Committee makes a subjective evaluation of:

•	the overall performance of the Company in comparison to its peer group;

•	an analysis of recent compensation of senior executive officers in the Company’s peer group;

•	recommendations of the Chairman, other than for himself;

•	contributions the executive officer made and is anticipated to make to the Company’s success;

•	level of experience and responsibility of the executive officer; and

•	number of stock options previously granted to executive officers and other employees.

We do not have a program, plan or practice in place to time the grant of stock options or other equity awards in coordination with the release of material non-public information.

We will continue to evaluate the type and mix of equity awards to be awarded to our executives and other employees in the future. Restricted stock, restricted stock units, stock options and stock appreciation rights are among the types of equity awards to be considered in the future and may be awarded under our 2006 Stock Incentive Plan. When considering whether to issue restricted stock (including restricted stock units) or stock options (including stock appreciation rights), the Compensation Committee will review the following factors (in addition to the previously listed factors):

•	expense of issuing restricted stock versus that of issuing stock options;

•	objective achieved by issuing restricted stock versus that of issuing stock options; and

•	value to employee of receiving restricted stock versus stock options.

The Compensation Committee believes that both restricted stock and stock options should be available alternatives when considering equity awards. Restricted stock is believed to provide a strong retention incentive in an uncertain market, providing compensation in periods where there is volatility in the stock price, and resulting in fewer shares outstanding compared to the exercise of stock options. Stock options also have unique and valuable features to our company and our employees because of the potential for strong returns if the stock price increases and the ability of the recipient to defer paying the exercise price and related taxes until the stock options are exercised. The Compensation Committee has not made definitive decisions regarding the awarding of equity awards in our 2011 fiscal year, but it will continue to evaluate making such equity awards during the current fiscal year.

2008 Performance Unit Plan.  The purpose of the 2008 Plan is to provide the Company another means of granting executive compensation that is aligned with long-term performance goals and criteria, while at the same time aligning the interests of management with those of stockholders and maximizing the tax deductibility of the compensation under Section 162(m). The 2008 Plan allows the Compensation Committee to grant incentive awards denominated in performance units. Each performance unit awarded under the 2008 Plan has a dollar value on any given date equal to the fair market value (closing stock price) of the Company’s common stock on that date. In general, at the time of approval the Compensation Committee will determine the target number of performance units subject to an award, with the maximum amount payable under the award equal to two times the target number of units. The 2008 Plan also establishes performance-based criteria that the Compensation Committee may select in awarding performance-based bonuses to the participants under this plan. The Compensation Committee did not make any awards in fiscal 2010, and has not made any awards in fiscal 2011, under the 2008 Plan.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, we consider the tax deductibility of their compensation under Section 162(m). Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid for any fiscal year to the company’s named executive officers (other than the chief financial officer). However, Section 162(m) exempts qualified performance-based compensation from this $1 million limit if certain requirements are met. We generally intend for awards to our executive officers under the 2000 Restated Bonus Plan, the 2006 Stock Incentive Plan and the 2008 Plan to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) to meet corporate objectives or to adapt to changing circumstances. Accordingly, the Board of Directors and the Compensation Committee may award non-deductible compensation to our executive officers as the Board and Committee deem appropriate.

Retirement Benefits

Our executive officers do not participate in any qualified pension plans or defined benefit plans, but they do participate in the retirement plans below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).  Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute from 1% to 75%, on a pre-tax basis, of their earnings into the 401(k) plan. For 2010, the maximum that could be contributed was $16,500 ($22,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers are listed in the “All Other Compensation” column in the “Summary Compensation Table” on page 38.

Deferred Compensation Plan.  The Company established the D.R. Horton Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of June 15, 2002 and amended and restated it on December 10, 2008. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan, as amended and restated, was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  The Supplemental Executive Retirement Plan 2 (“SERP 2”), as amended and restated December 10, 2008, a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, regional presidents, division presidents and other selected employees, to accrue supplemental Company-funded benefits payable upon retirement, separation of service, death or disability.

In fiscal 2010, in connection with our oversight of risk related to compensation of our named executive officers, we determined that an appropriate compensation package should include a reasonable amount of fixed compensation, such as salary and retirement compensation. We believe that this mitigates inappropriate risk taking because the executive can count on a certain level of fixed compensation. In this regard, in fiscal 2010, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 38. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed peer group data compiled from Salary.com related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” in the Summary Compensation Tables of each of our peer group members from their most recently filed proxy statements. The dollar amounts listed ranged from zero to approximately $4,000,000. The 25th percentile was approximately $28,000, the median or 50th percentile was approximately $475,000 and the maximum or 100th percentile was approximately $4,000,000. For fiscal 2010, the amount for our Chairman was $61,718 and the amount for our CEO was $44,828. These amounts ranked below the 50th percentile of approximately $475,000 and above the 25th percentile of approximately $28,000, for our peer group. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to the amounts listed in the same column by our peer group and reasonable when considered in relation to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits, other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program continues to serve as a useful and reasonable fixed compensation component of our overall compensation package.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2010 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Bradley S. Anderson, Committee Chairman

Michael R. Buchanan

Michael W. Hewatt

Bob G. Scott

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables show, with respect to our Chief Executive Officer, our Chief Financial Officer and our other named executive officers of D.R. Horton, the compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during our fiscal years ended September 30, 2010, 2009 and 2008.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary	Bonus(1)	Awards(2)(4)	Awards(3)(4)	sation(5)	Earnings(6)	sation(7)	Total

Donald R. Horton	2010	$1,000,000	—	$1,153,000	—	$1,989,755	$61,718	$110,050	$4,314,523
Chairman of the Board	2009	$400,000	—	$3,670,000	$1,167,000	$2,340,014	$51,474	$49,450	$7,677,938
	2008	$400,000	—	$4,350,000	$1,341,000	$1,848,482	$39,222	$49,000	$8,027,704
Donald J. Tomnitz	2010	$900,000	—	$1,153,000	—	$1,989,755	$44,828	$100,050	$4,187,633
Vice Chairman, Chief	2009	$300,000	—	$2,936,000	$778,000	$2,340,014	$37,342	$39,450	$6,430,806
Executive Officer and President	2008	$300,000	—	$2,900,000	$894,000	$1,848,482	$28,413	$39,000	$6,009,895
Bill W. Wheat	2010	$250,000	$400,000	—	—	—	$12,247	$34,375	$696,622
Executive Vice President	2009	$250,000	$350,000	—	$466,800	—	$9,397	$34,750	$1,110,947
and Chief Financial Officer	2008	$200,000	$350,000	—	$536,400	—	$6,626	$26,975	$1,120,001
Stacey H. Dwyer	2010	$250,000	$400,000	—	—	—	$12,413	$32,350	$694,763
Executive Vice President	2009	$250,000	$350,000	—	$466,800	—	$9,540	$34,975	$1,111,315
and Treasurer	2008	$200,000	$350,000	—	$536,400	—	$6,739	$26,975	$1,120,114

(1)	The dollar amount listed represents a discretionary cash bonus paid to the named executive officer. More information on fiscal 2010 discretionary bonuses is set forth under the heading “Other Named Executive Officers — Corporate” on page 32.

(2)	For fiscal 2010, the dollar amount represents the grant date fair value of the target performance restricted stock units determined in accordance with accounting guidance for share-based payments. For fiscal 2010, if the maximum number of performance restricted stock units that could be earned were used rather than the target number, the total grant date fair value of the award would have been $2,306,000 for each of Mr. Horton and Mr. Tomnitz. Additional information on the performance restricted stock units and the grant date fair value is set forth in footnote 2 to the “Grants of Plan-Based Awards” table on page 40.

For fiscal 2009 and fiscal 2008, the dollar amounts listed represent the grant date fair value of the target number of performance units awarded in fiscal 2009 and fiscal 2008. These performance units are accounted for as liability awards for which compensation expense is recognized over the performance period from January 1, 2008 through September 30, 2010 for the fiscal 2008 award, and from January 1, 2009 through September 30, 2011 for the fiscal 2009 award. The performance units will ultimately be valued based on the price of our common stock on the last day of the performance period for each award and the number of performance units, as adjusted for performance. For Mr. Horton, for fiscal 2009 and 2008, if the maximum number of performance units were used rather than the target number, the grant date fair value would have been $7,340,000 for the 2009 award and $8,700,000 for the 2008 award. For Mr. Tomnitz, for fiscal 2009 and 2008, if the maximum number of performance units were used rather than the target number, the grant date fair value would have been $5,872,000 for the 2009 award and $5,800,000 for the 2008 award.

(3)	For fiscal 2009 and fiscal 2008, the dollar amount represents the grant date fair value of the number of stock options granted in the fiscal year. No stock options were granted in fiscal 2010. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of these amounts are included in Note L to our audited financial statements included in our Form 10-K for the year ended September 30, 2010.

(4)	The Company recognizes the value of these awards for financial reporting purposes over the performance or service period of the awards in accordance with accounting guidance for share-based payments. The amounts listed for fiscal 2009 and fiscal 2008 differ from previous amounts disclosed in our proxy statement for these years due to the SEC’s new rules requiring disclosure of equity awards at the total grant date fair value instead of disclosure of equity awards at the amount of compensation expense recognized during the fiscal year.

(5)	For fiscal 2010, the amount represents the bonus paid based on the consolidated pre-tax income of the Company for fiscal 2010. Additional information on the fiscal 2010 pre-tax income bonus is discussed under the heading “2010 Fiscal Year — Annual Incentive Bonus Results and Payout” on page 27. For fiscal 2009, Messrs. Horton and Tomnitz were paid $340,014 based on positive adjusted pre-tax income in December 2008 and were paid $2 million based on performance goals related to operating cash flow and sg&a containment. For fiscal 2008, Messrs. Horton and Tomnitz were paid $848,482 based on positive adjusted pre-tax income in December 2007 and were paid $1 million based on performance goals related to operating cash flow and sg&a containment.

(6)	Amounts represent the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 36.

(7)	For fiscal 2010, the amounts under “All Other Compensation” include the following components:

(a) Credits made by the Company of $100,000, $90,000, $25,000, and $25,000 to the respective accounts of Messrs. Horton, Tomnitz and Wheat, and Ms. Dwyer under the SERP 2 plan.

(b) Matching contributions of $7,350 to the respective accounts of Messrs. Horton, Tomnitz and Wheat, and Ms. Dwyer under the D.R. Horton 401(k) plan.

(c) The participant’s portion of group health plan premiums of $2,700 paid by the Company for the benefit of each of Messrs. Horton and Tomnitz, and $2,025 paid by the Company for the benefit of Mr. Wheat.

Grants of Plan-Based Awards

								All Other		Grant
								Option		Date
								Awards:	Exercise	Fair
		Estimated			Estimated			Number of	or Base	Value of
		Future Payouts Under			Future Payouts Under			Securities	Price of	Stock and
		Non-Equity			Equity			Underlying	Option	Option
	Grant	Incentive Plan Awards(1)			Incentive Plan Awards(2)			Options	Awards	Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	($/Sh)	($)(2)

Donald R. Horton	10/23/2009	—	$2,023,448	—	—	—	—	—	—	—
	9/30/2010	—	—	—	15,000	100,000	200,000	—	—	$1,153,000
Donald J. Tomnitz	10/23/2009	—	$2,023,448	—	—	—	—	—	—	—
	9/30/2010	—	—	—	15,000	100,000	200,000	—	—	$1,153,000

(1)	Represents performance bonus awards made under our annual incentive bonus plan to provide each executive with the potential to earn a bonus based on achieving positive pre-tax income during fiscal 2010. The Compensation Committee had discretionary authority to reduce the amount prior to paying such awards. The final amount paid was $1,989,755 to each of Messrs. Horton and Tomnitz. Additional information related to the pre-tax income bonus award is discussed under the heading “2010 Fiscal Year — Annual Incentive Bonus Results and Payout” on page 27. These awards have no thresholds or maximums.

(2)	Mr. Horton and Mr. Tomnitz were each awarded 100,000 target Performance RSUs. The threshold, target and maximum amounts reflect the number of Performance RSUs each executive could earn based on the level of performance attained for the two-year performance period and based on relative performance on four performance goals ranked against our peer group and the S&P 500 index. The grant date fair value of the Performance RSUs is $11.53 per share and was determined in accordance with accounting guidance for share-based payments. These Performance RSUs are discussed under the heading “2010 Fiscal Year — Grant of Performance Restricted Stock Units” on page 30 and the related grant date fair value of $1,153,000 is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 38.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2010.

	Option Awards					Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan Awards:
						Plan Awards:	Market or
						Number of	Payout Value
		Number of	Number of			Unearned	of Unearned
		Securities	Securities			Shares, Units	Shares, Units
		Underlying	Underlying			or Other	or Other
		Unexercised	Unexercised	Option	Option	Rights That	Rights That
		Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested	Vested

Donald R. Horton(1)	2/9/2009	60,000	240,000	$9.03	2/9/2019	—	—
	2/11/2008	120,000	180,000	$14.50	2/11/2018	—	—
	5/2/2006	120,000	30,000	$29.44	5/2/2016	—	—
	4/29/2004	133,333	—	$21.60	4/29/2014	—	—
	7/18/2002	200,000	—	$10.95	7/18/2012	—	—
	1/2/2009	—	—	—	—	194,245(3)	$2,160,000(4)
	9/30/2010	—	—	—	—	100,000(5)	$1,153,000(6)
Donald J. Tomnitz(1)	2/9/2009	40,000	160,000	$9.03	2/9/2019	—	—
	2/11/2008	80,000	120,000	$14.50	2/11/2018	—	—
	5/2/2006	80,000	20,000	$29.44	5/2/2016	—	—
	4/29/2004	93,333	—	$21.60	4/29/2014	—	—
	7/18/2002	140,000	—	$10.95	7/18/2012	—	—
	1/2/2009	—	—	—	—	175,000(7)	$1,946,000(8)
	9/30/2010	—	—	—	—	100,000(5)	$1,153,000(6)
Bill W. Wheat(2)	2/9/2009	12,000	108,000	$9.03	2/9/2019	—	—
	2/11/2008	24,000	96,000	$14.50	2/11/2018	—	—
	5/2/2006	16,000	24,000	$29.44	5/2/2016	—	—
	4/29/2004	31,999	21,334	$21.60	4/29/2014	—	—
	7/18/2002	64,000	16,000	$10.95	7/18/2012	—	—
Stacey H. Dwyer(2)	2/9/2009	12,000	108,000	$9.03	2/9/2019	—	—
	2/11/2008	24,000	96,000	$14.50	2/11/2018	—	—
	5/2/2006	16,000	24,000	$29.44	5/2/2016	—	—
	4/29/2004	31,999	21,334	$21.60	4/29/2014	—	—
	7/18/2002	64,000	16,000	$10.95	7/18/2012	—	—

(1)	All stock option awards to Mr. Horton and Mr. Tomnitz vest in five equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date and have a ten-year term.

(2)	All stock option awards to Mr. Wheat and Ms. Dwyer vest in ten equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date for nine years with the final installment vesting on the date that is 9.75 years following the grant date. All stock options have a ten-year term.

(3)	The number of Performance Units is based on the market value of $2,160,000 divided by $11.12, the closing price of our common stock at September 30, 2010. Reflects Performance Units granted under the 2008 Plan on January 2, 2009 that vest, if at all, after the completion of the performance period which is the period of January 1, 2009 through September 30, 2011.

(4)	The potential maximum market value of the Performance Units is $11,120,000 and is based on a potential maximum number of units of 1,000,000 times $11.12, the closing stock price at September 30, 2010. However, the Compensation Committee used its discretion and set an upper limit cap on the value of the units that will be paid if performance is satisfied based on its current review of total compensation and industry conditions. The final value of the Performance Units will be ultimately based on the relative ranking of two performance goals, ROI and NSG%, and the price of our common stock on September 30, 2011.

(5)	Represents the target number of Performance RSUs awarded. The potential maximum number of Performance RSUs that may be paid is 200,000. These Performance RSUs are described under “2010 Fiscal Year — Grant of Performance Restricted Stock Units” on page 30.

(6)	The grant date fair value of the Performance RSUs is $11.53. The potential maximum market value of these Performance RSUs is $2,306,000 based on a potential maximum number of 200,000 Performance RSUs if maximum performance is achieved. These Performance RSUs are described under “2010 Fiscal Year — Grant of Performance Restricted Stock Units” on page 30.

(7)	The number of Performance Units is based on the market value of $1,946,000 divided by $11.12, the closing price of our common stock at September 30, 2010. Reflects Performance Units granted under the 2008 Plan on January 2, 2009 that vest, if at all, after the completion of the performance period which is the period of January 1, 2009 through September 30, 2011.

(8)	The potential maximum market value of the Performance Units is $8,896,000 and is based on a potential maximum number of units of 800,000 times $11.12, the closing stock price at September 30, 2010. However, the Compensation Committee used its discretion and set an upper limit cap on the value of the units that will be paid if performance is satisfied based on its current review of total compensation and industry conditions. The final value of the Performance Units will be ultimately based on the relative ranking of two performance goals, ROI and NSG%, and the price of our common stock on September 30, 2011.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2010.

			Stock Awards
	Option Awards		Number of Shares
	Number of Shares	Value Realized	Acquired on	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Vesting(2)	on Vesting(3)

Donald R. Horton	—	—	262,500	$2,919,000
Donald J. Tomnitz	166,500	$869,249	175,000	$1,946,000
Bill W. Wheat	9,990	$71,915	—	—
Stacey H. Dwyer	66,600	$523,565	—	—

(1)	Amounts represent the difference in the aggregate exercise price and the aggregate market value of the shares acquired at the time of exercise.

(2)	Amounts represent the settlement in common stock of performance units awarded on February 11, 2008 and vested on September 30, 2010.

(3)	Amounts represent the number of shares vested multiplied by our closing stock price on September 30, 2010 of $11.12 per share.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.  The Deferred Compensation Plan permits participants, including D.R. Horton’s directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation from D.R. Horton and up to 90% of base salary from D.R. Horton. Amounts deferred are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the Deferred Compensation Plan. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Upon his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control.) Payment may also be made upon death, disability or an unforeseeable emergency. Payments are made in a lump sum unless installments are elected. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment or director service or attaining the age of 62. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits employer allocations to participants’ accounts. Messrs. Horton’s and Tomnitz’s participation in SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such officer equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. A participant’s SERP 2 benefit will be paid or commence to be paid upon separation from service, or if earlier, upon a change in control (as defined in the SERP 2). Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Amounts deferred under the SERP 2 are payable within 60 days following the termination of employment of the participant, the death or disability of the participant or a change in control of the company (the definition of change in control is described in “Potential Payments Upon Termination or Change in Control” on page 44). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during our 2010 fiscal year and outstanding balances as of September 30, 2010 under all of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Executive		Registrant				Aggregate
	Contributions in		Contributions in		Aggregate Earnings		Withdrawals/		Aggregate Balance
	Last Fiscal Year		Last Fiscal Year		in Last Fiscal Year		Distributions		at Last Fiscal Year End
	Deferred		Deferred		Deferred		Deferred		Deferred
	Cash		Cash		Cash		Cash		Cash
Name	Compensation(1)	SERP	Compensation	SERP(2)	Compensation(3)	SERP(4)	Compensation	SERP	Compensation(5)	SERP(6)

Donald R. Horton	—	—	—	$100,000	$237,872	$115,625	—	—	$6,771,408	$1,329,411
Donald J. Tomnitz	—	—	—	$90,000	$103,246	$83,983	—	—	$864,603	$982,967
Bill W. Wheat	—	—	—	$25,000	$588	$22,945	$8,963	—	—	$268,965
Stacey H. Dwyer	$47,500	—	—	$25,000	$45,467	$23,255	$95,969	—	$292,367	$272,263

(1)	Represents the amount of fiscal 2010 compensation deferred, at the executive’s discretion, under our Deferred Compensation Plan.

(2)	Represents the amount of unfunded, unsecured liabilities created by D.R. Horton on behalf of each participant with respect to fiscal 2010 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 38.

(3)	Represents the net amount of earnings on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. We do not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections for his or her deferral amount and on the market performance of these funds. The amount listed for each participant is not included in the “Summary Compensation Table” on page 38 because such amount was not preferential or above-market for each participant.

(4)	Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrator, typically 10% per annum. Those portions of earnings that are considered above-market are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 38. The above-market portion of earnings for each of the above individuals is: Mr. Horton: $61,718; Mr. Tomnitz: $44,828; Mr. Wheat: $12,247; and Ms. Dwyer: $12,413 and these amounts are included within the amounts in this column.

(5)	Includes the aggregate amount of compensation from the current and prior fiscal years that was deferred, at the executive’s discretion, under our Deferred Compensation Plan. We have included such amounts in the “Summary Compensation Table” in prior D.R. Horton Proxy Statements for the applicable year in which the compensation was earned.

(6)	Includes amounts of unfunded, unsecured liabilities created by D.R. Horton on behalf of each participant with respect to the current and prior fiscal years under the SERP 2.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various reasons for termination, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) files a report with the SEC on Schedule 13D or Schedule 14D-1 disclosing its acquisition of beneficial ownership of at least 20% of our then outstanding voting securities (the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); and

(iv) We file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur in the future pursuant to any then-existing contract or transaction.

Generally, a “change in control” shall not be deemed to occur solely because we or any of our affiliates or any of our benefit plans becomes obligated to file a report with the SEC disclosing our acquisition of 20% of our own then outstanding voting securities. For purposes of calculating beneficial ownership pursuant to this paragraph, no voting securities held by our Chairman, Donald R. Horton, as of the date of the adoption of the plan in question or received in any merger transaction shall be included in the calculation.

With regard to our 2000 Restated Bonus Plan and 2008 Plan, the definition of “change in control” differs from the generally applicable provisions described above in two ways. It includes one additional change in control event relating to board composition and it uses a different threshold for and a different exclusion from beneficial ownership for the change in control event described in paragraph (iii) above. Specifically, under the 2000 Restated Bonus Plan and 2008 Plan, a “change in control” includes a change in the composition of the Board at any time such that a majority of the Board of Directors have been members of the Board for less than twenty-four months without the approval of at least a majority (but no less than three) of the directors still in office who were also directors at the beginning of the period. Additionally, under the 2000 Restated Bonus Plan and the 2008 Plan, the threshold for a person’s acquisition of beneficial ownership to trigger a “change in control” event is 50%, and this definition explicitly excludes from the group of persons that may trigger this change in control the Company, Donald R. Horton, Terrill J. Horton, their respective wives, children, grandchildren, and other descendants, and any trust or other entity formed or controlled by any such individuals.

2006 Stock Incentive Plan and the 1991 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan and 1991 Stock Incentive Plan plans provide for accelerated vesting of all outstanding unvested options granted under the plans in the event of a change in control or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under the SERP 2, all amounts deferred shall be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made or commence. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred shall be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made or commence on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table — Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment.

The amounts in the table assume a termination date of September 30, 2010, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $11.12 on September 30, 2010. Because none of our named executive officers in office on September 30, 2010 would have been at the normal retirement age (65 years old) on such date under any of our applicable plans, we did not include amounts payable upon retirement. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth and explained in the “Nonqualified Deferred Compensation” table on page 44.

The table reflects compensation to be paid based on the listed events if such events occurred on September 30, 2010.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
			Normal	Without		Death or	Change in
		Voluntary	Retirement	Cause	With Cause	Disability	Control
Name	Payments and Benefits	($)	($)(3)	($)	($)	($)	($)

Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	893,108	—	893,108	—	893,108	893,108
	Performance Units(2)	5,079,000	—	—	—	5,079,000	5,079,000
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	501,600	501,600
	Payments of SERP 2 Contributions	1,329,411	—	1,329,411	—	1,329,411	1,329,411

	Total	7,301,519	—	2,222,519	—	7,803,119	7,803,119

Donald J. Tomnitz	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus(1)	893,108	—	893,108	—	893,108	893,108
	Performance Units(2)	3,892,000	—	—	—	3,892,000	3,892,000
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	334,400	334,400
	Payments of SERP 2 Contributions	982,967	—	982,967	—	982,967	982,967

	Total	5,768,075	—	1,876,075	—	6,102,475	6,102,475

Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	228,440	228,440
	Payments of SERP 2 Contributions	268,965	—	268,965	—	268,965	268,965

	Total	268,965	—	268,965	—	497,405	497,405

Stacey H. Dwyer	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	228,440	228,440
	Payments of SERP 2 Contributions	272,263	—	272,263	—	272,263	272,263

	Total	272,263	—	272,263	—	500,703	500,703

(1)	Under the 2000 Restated Bonus Plan, Messrs. Horton and Tomnitz would have been entitled to receive the pre-tax income performance bonus earned during the third and fourth quarters of fiscal 2010 in the event of termination of employment or change in control occurring on September 30, 2010. For the third quarter, $893,108 was earned and for the fourth quarter, no bonus was earned. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2010, the $893,108 bonus was paid, so this amount does not carry forward after September 30, 2010. The annual bonuses are discussed in more detail under the heading “2010 Fiscal Year — Annual Incentive Bonus Results and Payout” on page 27.

(2)	Under the 2008 Plan, Messrs. Horton and Tomnitz were awarded performance units for the performance period of (i) January 1, 2008 through September 30, 2010 (“2008 award”) and (ii) January 1, 2009 through September 30, 2011 (“2009 award”). If any of the listed events had occurred at September 30, 2010, each of Messrs. Horton and Tomnitz would have been entitled to the payout on the performance units in the amounts listed in the table. However, prior to paying any amount on the performance units, the Compensation Committee maintains sole discretion to adjust downward the amount on any performance units. For Mr. Horton of the total listed in the table, $2,919,000 relates to the 2008 award and $2,160,000 relates to the 2009 award. For Mr. Tomnitz of the total listed in the table, $1,946,000 relates to the 2008 award and $1,946,000 relates to the 2009 award. For each of Mr. Horton and Mr. Tomnitz, following September 30, 2010, the 2008 award was paid in common stock as a result of the 2008 award vesting so this amount does not carry forward after September 30, 2010. The 2008 award is discussed in more detail under the heading “2008 Performance Unit Grant — Ranking Results and Vesting at September 30, 2010” on page 28.

(3)	Because none of our named executive officers would have been the normal retirement age (65 years old) under any of our applicable plans on September 30, 2010, we do not include any amounts under the “normal retirement” column.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a written Corporate Code of Business Conduct and Ethics. It requires that all directors and employees are expected to avoid relationships that present a potential or actual conflict between his or her personal interest and the interest of the Company. We generally review related-party transactions regarding our directors and executive officers in a similar manner as we review relationships that may give rise to a conflicts of interest, provided there may be certain related-party transactions that may be ratified or approved. Generally, a “conflict of interest” exists whenever an individual’s personal or private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director or employee takes action or has personal interests that may make it difficult to perform Company work or make Company decisions objectively or effectively. Conflicts of interest may also arise when a director or employee, or member of his or her immediate family receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

To avoid conflicts of interest, or improper related-party transactions, each director or executive officer must disclose to the Company’s Chief Legal Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or related-party transaction. The Chief Legal Officer and Corporate Compliance Officer then review the situation or transaction, and if necessary, report the situation or transaction to the chairman of the Audit Committee. If it is determined that ratification or approval is necessary, the Audit Committee would be required to ratify or approve the relationship or transaction.

OTHER TRANSACTIONS

On the effective date of the 1998 merger between D.R. Horton and Continental Homes Holding Corp., Bradley S. Anderson, a former director of Continental, was elected a director of D.R. Horton. In connection with the merger, D.R. Horton agreed to indemnify Mr. Anderson, along with the other former Continental directors, in connection with their prior service as directors or executive officers of Continental.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year ended September 30, 2010, D.R. Horton’s Compensation Committee was composed of Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as its Chairman. None of the members of the Compensation Committee has served D.R. Horton in any capacity other than as a member of the board or a member of a committee thereof. In 1998, Mr. Anderson was a beneficiary of an indemnification arrangement with the Company as described in the paragraph above.

PROPOSAL TWO

APPROVAL OF THE 2006 STOCK INCENTIVE PLAN
(As Amended and Restated Effective as of December 6, 2010)

General

The Company is seeking stockholder approval of the D.R. Horton, Inc. 2006 Stock Incentive Plan (As Amended and Restated Effective as of December 6, 2010) (the “A&R 2006 Plan”), reflecting the following amendments to the D.R. Horton, Inc. 2006 Stock Incentive Plan (the “2006 Plan”):

(i) the addition of “gross profit or gross profit percentage,” “income or pre-tax income percentage,” “land, lot or inventory improvement,” and “selling, general and administrative expense improvement or containment” as “qualifying performance criteria” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii) an increase of 250,000 shares (from 500,000 to 750,000) to the maximum number of shares subject to Awards, denominated in shares, that may be granted to any one participant during any calendar year;

(iii) an increase of 5,000 shares (from 10,000 to 15,000) to the maximum number of shares subject to Awards, denominated in shares, that may be granted to any one nonemployee director during any calendar year; and

(iv) certain other ministerial amendments.

The Board of Directors of the Company adopted the A&R 2006 Plan on December 6, 2010, subject to stockholder approval. As of December 3, 2010, there were 18,265,364 shares of Common Stock available for future awards under the 2006 Plan.

We have developed our compensation policy with the goals of attracting, motivating and retaining experienced, qualified and productive personnel, rewarding superior performance and providing incentives that are based on our performance, as well as aligning the interests of our employees and stockholders. The A&R 2006 Plan is designed to help us achieve these objectives by providing us with the flexibility to grant stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, as well as performance-based incentive bonuses (each, an “Award”).

In addition to helping us achieve these objectives, our Board of Directors believes that the provisions of the A&R 2006 Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•	the A&R 2006 Plan prohibits, other than in connection with a change in the Company’s capitalization, amending the terms of outstanding Awards to (a) reduce the exercise price of outstanding options or take any other action that is treated as a re-pricing under generally accepted accounting principles, or (b) at any time when the exercise price of an option is above the market value of a share of the Company’s common stock, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options, without stockholder approval;

•	the A&R 2006 Plan prohibits issuing stock options or stock appreciation rights with an exercise price below fair market value on the date of grant;

•	in order to account for the difference in the value of a grant of stock options or stock appreciation rights versus a grant of full value shares, the A&R 2006 Plan provides a formula to determine the total number of shares of Common Stock available for future Awards; the availability will be reduced by one share for each one share issued in connection with a stock option or stock appreciation right and by 1.75 shares for each one share issued in connection with any other type of Award; and

•	to ensure that Awards are tied to performance or retention incentives, the A&R 2006 Plan provides that:

•	all grants of restricted stock or restricted stock units that are tied to the achievement of performance goals must have a minimum vesting period of one year;

•	all grants of restricted stock or restricted stock units that are tied to continued employment or the passage of time must have a minimum vesting period of three years, although the restricted stock or restricted stock units may vest on a pro-rata basis over such time period; and

•	all grants of incentive bonuses that are to be settled in shares of Common Stock must have a minimum performance period of one year and those that are to be settled in cash must have a minimum performance period of one quarter.

The number of shares subject to options outstanding under the 2006 Plan as of December 3, 2010 was 17,534,617 shares. These outstanding options have a weighted average exercise price of $14.92 and a weighted average remaining term of 6.1 years. The number of shares subject to awards other than options under the 2006 Plan as of December 3, 2010 was 500,000 shares.

Section 162(m) of the Code

The Board of Directors believes that it is in the best interests of the Company and its stockholders to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the A&R 2006 Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. In general, under Section 162(m) of the Code, for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) of the Code, the material terms include: (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the A&R 2006 Plan, each of these aspects is discussed below, and stockholder approval of the A&R 2006 Plan will be deemed to constitute approval of each of these aspects of the A&R 2006 Plan for purposes of the approval requirements of Section 162(m) of the Code.

Summary of the A&R 2006 Plan

The following summary description of the A&R 2006 Plan is qualified in its entirety by reference to the full text of the A&R 2006 Plan, which is attached to this Proxy Statement as Appendix A.

Shares Subject to the A&R 2006 Plan

The total number of shares of Common Stock available for grants of Awards under the A&R 2006 Plan is 28,000,000, plus any shares of Common Stock available for future awards under the D.R. Horton, Inc. 1991 Stock Incentive Plan (the “1991 Plan”) as of the 2006 Annual Meeting and any additional shares subject to then outstanding awards under the 1991 Plan that ceased to be subject to such awards after the date of the 2006 Annual Meeting other than by reason of exercise for, or settlement in, shares. The total number of shares of Common Stock available for future Awards will be reduced by one share for each one share issued in connection with an option or a stock appreciation right and by 1.75 shares for each one share issued in connection with any other type of Award.

Shares of Common Stock subject to an Award that has been cancelled, expired, forfeited or otherwise not issued under the Award and shares subject to an Award settled in cash instead of shares will again become available for grants of Awards under the A&R 2006 Plan. However, shares of Common Stock that are used to pay the exercise price of the Award, delivered or withheld to pay withholding taxes, that were subject to a stock-settled stock appreciation right but not issued in such settlement or repurchased on the open market with the proceeds of an option exercise will be counted against the total number of shares of Common Stock available for grants of Awards.

The shares to be delivered under the A&R 2006 Plan may consist of, in whole or in part, shares of Common Stock that are authorized but unissued or shares that were reacquired by the Company, whether on the open market or otherwise.

Administration

The A&R 2006 Plan will be administered by the Compensation Committee of the Board, or, if we do not have a Compensation Committee at any particular time, by the full Board (in either case, the “Administrator”). However, grants of Awards to nonemployee directors must be made by the Board. The Administrator may by resolution authorize one or more officers of the Company to grant Awards under the A&R 2006 Plan, which shall be on the terms and within the limits provided in the authorizing resolution to the extent required by the Delaware General Corporation Law. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. The Administrator may also delegate aspects of the day-to-day administration of the A&R 2006 Plan to one or more officers or employees of the Company or any of its subsidiaries or to one or more agents.

The Administrator has the authority to interpret and administer the A&R 2006 Plan to carry out the purposes of the A&R 2006 Plan. The Administrator has the authority to determine those persons eligible to receive Awards and to establish and interpret the terms and conditions of any Awards. The Administrator may also make exceptions to the provisions of any Awards. All determinations of the Administrator are final and binding.

Eligibility

Awards may be made to any current or prospective officer or employee of the Company or any of its subsidiaries (including to any director who is also an employee), as well as to nonemployee directors and certain consultants or advisors to the Company or any of its subsidiaries. As of November 30, 2010, there were approximately 3,162 officers, employees and directors of the Company and its subsidiaries eligible to participate in the A&R 2006 Plan. The number of eligible participants may increase over time if the Company experiences growth.

Types of Awards

The A&R 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and performance-based incentive bonuses, whether granted singly or in combination, pursuant to which shares of Common Stock, cash or a combination thereof may be delivered to the Award recipient.

Options.  An option is the right to purchase shares of Common Stock at a future date at a specified exercise price. The Administrator may grant both nonqualified stock options and incentive stock options under the A&R 2006 Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Administrator, but must be at least equal to the fair market value of the underlying shares of Common Stock on the date of grant. The Administrator determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of Common Stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of Common Stock, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. The terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an option is above the market value of a share of Company common stock, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options without stockholder approval, other than in connection with a change in the Company’s capitalization or other event or transaction as described below in “Change in Capitalization.”

Stock Appreciation Rights.  A stock appreciation right is a contractual right granted to the participant to receive, in cash, shares of Common Stock or a combination thereof, an amount equal to the appreciation of one share of Common Stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards, or in tandem with other types of Awards. Unless otherwise determined by the Administrator, if a stock appreciation right is granted in tandem with another Award, the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the stock appreciation right will be identical to the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the other Award. All freestanding stock appreciation rights will be granted subject to the same terms and conditions applicable to options, as described above.

Restricted Stock and Restricted Stock Units.  A restricted stock award involves an immediate transfer of ownership of a fixed number of shares of Common Stock to the participant, although the shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time. The participant may be entitled to voting, dividend and other ownership rights in such shares at the discretion of the Administrator although dividends, if any, on any performance-based awards shall be subject to the same performance-based vesting conditions as the underlying shares. A restricted stock unit is an award denominated in units of shares of Common Stock that is subject to such terms and conditions as the Administrator deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either shares of Common Stock or a cash amount calculated with reference to the value of a share of Common Stock. If the vesting schedule of restricted stock or restricted stock units is based on performance criteria, the performance period must be at least one year, whereas if the vesting schedule is based upon continued employment and/or the passage of time, the vesting period must be at least three years, although pro-rata vesting during that time period is permitted (thus, for example, the Administrator could provide that an Award of restricted stock will vest in three equal installments on the first, second and third anniversaries of the date of grant). The Administrator may include provisions in the Award agreement that accelerate the vesting of restricted stock or restricted stock units in the event of a participant’s death, disability, retirement or in connection with a change of control of the Company. Additionally, the Administrator has discretion not to impose vesting restrictions on Awards issued in payment or settlement of compensation that has already been earned by the participant. The Administrator also has discretion to reduce the number of shares of Common Stock granted, issued, retained or vested under an Award of restricted stock or restricted stock units to the extent provided in the Award agreement.

Incentive Bonuses.  An incentive bonus is a bonus opportunity to earn a right to a future payment based on the satisfaction of performance criteria established by the Administrator and included in the Award agreement. If an incentive bonus is to be paid in shares of Common Stock, the performance period must be at least one year, whereas if an incentive bonus is to be paid in cash, the performance period must be at least one calendar quarter. The Administrator has discretion to reduce the amount paid under an incentive bonus to the extent provided in the Award agreement.

Substitute Awards

If the Company or any of its subsidiaries acquires or merges or combines with another entity, the Company may grant Awards in assumption of, or in substitution or exchange for, awards previously granted or promised (“Substitute Awards”). Substitute Awards will not reduce the number of shares of Common Stock authorized for issuance under the A&R 2006 Plan or authorized for grant to a participant in any calendar year.

The exercise price of a Substitute Award may be less than the fair market value of the underlying shares of Common Stock on the date of grant if the exercise price is based on a formula contained in the original option agreement or the purchase or merger agreement. The Administrator may provide for the vesting of a Substitute Award sooner than required for other Awards. In addition, if the entity acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries merges or combines has shares available under a pre-existing plan approved by its stockholders, the Company may grant awards to individuals who were employees, directors, consultants or advisors of the other entity under such other entity’s pre-existing plan and such grants of awards will not reduce the amount of shares of Common Stock available for issuance under the A&R 2006 Plan.

Qualifying Performance-Based Compensation

The Administrator may establish performance criteria and levels of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award. The criteria may be based on qualifying performance criteria (described below) or other standards of financial performance or personal performance evaluations. In addition, if the measure for the Award is one or more of the qualifying performance criteria, the Administrator may specify that all or a portion of the Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer). The limit is $1,000,000 per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria are approved in advance by the Company’s stockholders. Stockholder approval of this proposal will constitute stockholder approval of the qualifying performance criteria for purposes of Section 162(m) of the Code.

For this purpose, the “qualifying performance criteria” will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator:

• gross profit or gross profit percentage;	• land, lot or inventory improvement;	• operating profit, net operating profit or economic profit;
• income or pre-tax income percentage;	• selling, general and administrative expense improvement or containment;	• gross margin, operating margin or profit margin;
• stockholder return or total stockholder return;	• revenue;	• backlog;
• return on capital (including return on total capital or return on invested capital);	• sales or net sales;	• market capitalization;
• return on investment;	• operating revenue;	• market share improvement;
• return on assets or net assets;	• operating income or pre-tax profit;	• economic value added;
• return on equity;	• cash from operations;	• customer service;
• return on operating revenue or return on operating assets;	• cash flow (before or after dividends);	• debt leverage (debt to capital); or
• earnings per share (including earnings before interest, taxes, depreciation and amortization);	• income, pre-tax income or net income;	• operating ratio.
• stock price;

To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs; and

•	any extraordinary, unusual, non-recurring or non-comparable items

•	as described in Accounting Principles Board Opinion No. 30;

•	as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s periodic reports filed with the SEC; or

•	publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

The Administrator must certify the extent to which any qualifying performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance criteria, the number of shares issued under or the amount paid under an Award may, to the extent specified in the Award agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion may determine.

Limitations of Awards

The A&R 2006 Plan includes the following limitations on the number of shares of Common Stock underlying Awards and the amount of cash payable under an Incentive Bonus that can be granted to any one participant:

•	participants may not receive Awards, denominated in shares, with respect to more than 750,000 shares of Common Stock (representing an increase of 250,000 shares from the 500,000 limit provided in the 2006 Plan) during any calendar year, which limitation does not include any shares underlying a tandem stock appreciation right;

•	participants may not receive an incentive bonus payment for any performance period, denominated in cash, that is intended to satisfy the requirements of “performance-based compensation” under Section 162(m) of the Code that exceeds 2% of the Company’s consolidated pre-tax income for such performance period (representing no change from the 2006 Plan);

•	nonemployee directors may not receive Awards with respect to more than 15,000 shares of Common Stock (representing an increase of 5,000 shares from the 10,000 limit provided in the 2006 Plan) during any calendar year, which limit will not include any shares underlying tandem stock appreciation; and

•	consultants or advisors may not receive Awards with respect to more than 300,000 shares of Common Stock during the life of the Plan (representing no change from the 2006 Plan).

Awards may not be granted under the A&R 2006 Plan after January 26, 2016.

Transferability Restrictions

Except as otherwise permitted by the Administrator, participants generally may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the A&R 2006 Plan other than by will or the laws of descent and distribution, and each option and stock appreciation right is generally exercisable only by a participant during his or her lifetime.

Termination of Employment

The Administrator will determine and include in the Award agreement the terms and conditions applicable to an Award following a participant’s termination of employment with the Company or any of its subsidiaries.

Change in Capitalization

The Administrator has discretion to adjust the number and kind of shares available for issuance under the A&R 2006 Plan and the number and kind of shares subject to the limitations described above in “Limitations of Awards” in the event of a reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The Administrator may also adjust the exercise price, number or kind of shares subject to individual Awards and other terms to reflect the foregoing events.

In the event of a change in capitalization caused by a change of control, merger, consolidation or otherwise, the Administrator has discretion to determine the appropriate adjustment, if any, to be effected. For example, the Administrator has discretion to (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award, (ii) accelerate the vesting of, or termination of any restrictions on, outstanding Awards, (iii) provide for cancellation of accelerated Awards that are not exercised within a time period prescribed by the Administrator or (iv) provide for the cancellation of outstanding Awards in exchange for a cash payment to the holders of such Awards.

No fractional shares will be issued in connection with a change in capitalization. Instead, the number of shares of Common Stock subject to an Award will be rounded down to the next lowest whole share.

Amendment to or Termination of the A&R 2006 Plan

The Board or Compensation Committee may amend, alter or discontinue the A&R 2006 Plan, and the Administrator may amend or alter any Award agreement. However, other than in connection with a change in the Company’s capitalization as described above in “Change in Capitalization,” no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of shares of Common Stock for which Awards may be granted under the A&R 2006 Plan;

•	reduce the exercise price of future issuances of options or stock appreciation rights to below the fair market value of a share of Common Stock on the date of grant;

•	reduce the exercise price of outstanding options or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an option is above the market value of a share of Company common stock, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options;

•	extend the term of the A&R 2006 Plan;

•	change the class of persons eligible to be participants in the A&R 2006 Plan;

•	otherwise amend the A&R 2006 Plan in any way that would require stockholder approval by law or under the New York Stock Exchange listing requirements; or

•	increase the limitations for non-employee directors and those applicable to any one participant in a calendar year (or other performance period) described in “Limitations of Awards.”

Plan Benefits/Stock Price

Because benefits under the A&R 2006 Plan will depend on future grants approved by the Board of Directors and the fair market value of the Company’s common stock on such dates of approval, it is not possible to determine the benefits that will be received by officers, directors and other employees if the A&R 2006 Plan is approved by the stockholders. As of November 29, 2010, the record date for the 2011 Annual Meeting, the closing price for our Common Stock quoted on the NYSE was $9.87 per share.

U.S. Federal Tax Consequences

The following is only a summary of the consequences of U.S. federal income taxation to the participant and to the Company with respect to the grant and exercise of Awards under the A&R 2006 Plan. The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the A&R 2006 Plan should consult their own tax advisors regarding the tax consequences specific to them with regard to participating in and receiving Awards under the A&R 2006 Plan.

Nonqualified Stock Options and Stock Appreciation Rights.  Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares of Common Stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).

Incentive Stock Options.  A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of Common Stock to him or her. If these requirements are satisfied, upon the sale of such stock, the participant will be taxed on any gain, measured by the difference between the option price and the net proceeds of the sale, generally at long-term capital gains rates.

If shares of Common Stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option price of the option; and (iii) capital loss equal to the excess, if any, of the option price over the sales price.

Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans and any of its subsidiaries’ plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.

Restricted Stock.  A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed by the A&R 2006 Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of Common Stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the A&R 2006 Plan on the Award terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of Common Stock subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units.  A participant generally will not recognize income upon the grant of an Award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the A&R 2006 Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date the restrictions expire or are removed over any amount paid by the participant for such shares. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him, in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of payment over the amount paid by the participant for such shares.

Incentive Bonuses.  A participant generally will not recognize income upon the grant of an Award of an incentive bonus. The participant will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any shares of Common Stock received.

Withholding Taxes.  Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the A&R 2006 Plan. The Administrator may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of Common Stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award or by tendering shares already owned by the participant.

General Matters.  The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the A&R 2006 Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the A&R 2006 Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. In addition, as described above in certain instances as a result of the application of Section 162(m) of the Code, the Company may be denied a compensation deduction for Awards granted to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1,000,000 in a given year.

The Board of Directors has Approved Proposal Two to Adopt the D.R. Horton, Inc.
A&R 2006 Plan as Attached as Appendix A,
and the Board of Directors Unanimously Recommends that Stockholders
Vote “FOR” the Adoption of Proposal Two.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, D.R. Horton’s independent auditor for the fiscal year ended September 30, 2010, has been engaged by the Audit Committee to continue to serve through our fiscal year ending September 30, 2011. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2011 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years ended September 30, 2009 and September 30, 2010.

	September 30,
Fees	2009	2010

Audit fees	$1,369,000	$1,287,000
Audit-related fees(1)	24,500	24,500
Tax fees	0	0
All other fees	0	0

Total(2)	$1,393,500	$1,311,500

(1)	Related primarily to audits of employee benefit plans.

(2)	Of the fees listed above, approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2011, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2011, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during our fiscal year 2011, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2010. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended or supplemented, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2010, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2010 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Further, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2011.

AUDIT COMMITTEE:

Michael W. Hewatt, Committee Chairman

Bradley S. Anderson

Michael R. Buchanan

Bob G. Scott

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2011. During fiscal 2010, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 59. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting, be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of PricewaterhouseCoopers LLP’s appointment as our independent registered public accounting firm. If PricewaterhouseCoopers LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2011 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2011 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2011.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL CONCERNING
GREENHOUSE GAS EMISSIONS

D.R. Horton has received a stockholder proposal from The Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, NY 10018. Accordingly, we have included the stockholder proposal in our proxy statement for consideration by our stockholders at our 2011 Annual Meeting. NCF beneficially owns approximately 500 shares of our common stock.

D.R. Horton is not responsible for the contents of the supporting statement or the stockholder proposal, both of which are quoted verbatim in italics below.

The Board of Directors Unanimously Recommends that the Stockholders
Vote “AGAINST” Proposal Four.

Supporting Statement and Proposal of Stockholder Proponent

The Intergovernmental Panel on Climate Change (IPCC) has concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in the average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of the building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2008.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact florescent lighting, and high-efficiency water heating) would cut... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

RESOLVED:

Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2011, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

D.R. Horton’s Statement in Opposition to the Stockholder Proposal

D.R. Horton recognizes the importance of reducing greenhouse gas emissions through its use of energy efficient products and practices in the homes it builds. Our management, on a community by community basis, routinely evaluates our homebuilding designs, products and practices for ways to conserve resources and improve energy efficiency in our homes, while at the same time considering the demand, choice and budgets of our homebuyers.

One important way in which we seek to lessen the impact of greenhouse gas emissions on the climate is through our use of vendors who supply us Energy Star® products for inclusion in our homes. Energy Star® is a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy that promotes helping us all save money and protect the environment through energy efficient products and practices. The Energy Star® website, located at www.energystar.com, states that results from the use of Energy Star® products and practices are already adding up with Americans saving enough energy in 2009 alone to avoid greenhouse gas emissions equivalent to those from 30 million cars — all while saving nearly $17 billion on their utility bills.

We continue to participate in the Energy Star® program and other energy efficiency practices. During each of the last three fiscal years, most of our homes included some type of Energy Star® rated product or energy efficiency practice. The Energy Star® website shows that during the July 2009 to June 2010 period, the D.R. Horton Houston and Chicago divisions had more Energy Star® qualified homes in their areas than any other builder included in the website listings for these areas. We are pleased that in the past our Sacramento division was selected as an Energy Star® winner by the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Energy for “Excellence in Efficient Homes.” This award recognizes companies that helped reduce greenhouse gases while improving energy efficiency.

We believe that we must continue to respond to the demand and choice of our homebuyers at the community level when selecting products for inclusion in our homes. This results in a range of products being included in our homes based on individual choice and budget. In most of our communities, if a certain type of energy efficient product is not the standard option, we offer it as an upgrade option. The following are types of energy efficient products that have been included in certain of our homes, and will be included in certain of our homes in the future, or offered as an upgrade option to our homebuyers:

Energy Efficient Products Related to Heating and Cooling of the Home:

Heating, Ventilation and Air Conditioning. HVAC units with minimum 13 SEER (seasonal energy efficiency rating) and up to 15 SEER, many of which have programmable thermostats which promote energy efficiency

Windows. Energy efficient windows that help reduce the loss of heat from the home

Construction Envelope. Tightly sealed exterior envelope construction to promote reduction of air-infiltration and thereby reduction in energy use

Upgraded Insulation. Upgraded insulation if requested at the appropriate stage of home design or construction

Radiant Barrier Roofing. Upgraded roofing materials in certain communities if requested at the appropriate stage of home design or construction

Energy Efficient Products Related to Water Efficiency:

Plumbing Products and Fixtures. Plumbing products that are rated with WaterSense standard (standard set by EPA for water efficiency)

Plumbing Products and Fixtures. Plumbing products that promote low flow water use

Landscape Design. Plants, grass and shrubs that promote less water use

Energy Efficient Appliances:

Kitchen Appliances. Dishwashers, refrigerators, stoves and ovens that are Energy Star® rated

D.R. Horton seeks to build homes that are energy efficient and that deliver value to our company and our stockholders, while also respecting a homebuyer’s right to choose a home and amenities that best fits his or her preference and budget. We have demonstrated a past and future commitment to promoting the reduction of greenhouse gas emissions by including, or offering the option to include, energy efficient products and practices in the homes we build. As a result of our past, current and future efforts and commitments in this area, we believe that incurrence of additional costs and employee time to prepare the quantitative report requested by NCF is not in the best interests of the Company, our stockholders and our homebuyers.

The Board of Directors Unanimously Recommends that the Stockholders
Vote “AGAINST” Proposal Four.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10% of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that no Form 5 reports were required for those persons, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended September 30, 2010 on a timely basis.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2012 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must deliver a copy of the proposal to D.R. Horton not later than August 16, 2011.

In addition, apart from the Rule 14a-8 process as described below, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2012 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Counsel of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2012 Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on October 22, 2011 and not earlier than the close of business on September 22, 2011. In the event that the date of the 2012 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2011 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws. The Bylaws provide that the foregoing notice requirements do not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at the 2012 Annual Meeting pursuant to and in compliance with Rule 14a-8, or any other rule promulgated under Section 14 of the Exchange Act and such proposal is included in the Company’s proxy statement for such annual meeting.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website, at www.drhorton.com, under the Investors and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention Corporate Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2011 Annual Meeting. If any other matter is properly brought before the 2011 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2011 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTANO
Vice President and Assistant Secretary

Fort Worth, Texas
December 14, 2010

APPENDIX A

D. R. HORTON, INC.

2006 STOCK INCENTIVE PLAN
(As Amended & Restated Effective as of December 6, 2010)

1.	Purpose

The purpose of the D. R. Horton, Inc. 2006 Stock Incentive Plan (As Amended and Restated Effective as of December 6, 2010) (the “Plan”) is to advance the interests of D. R. Horton, Inc. (the “Company”) by stimulating the efforts of employees, officers and, to the extent provided by Sections 5(e) and (f), non-employee directors and certain other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 1991 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 17.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(f) “Company” means D. R. Horton, Inc., a Delaware corporation.

(g) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(h) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(i) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(j) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6.

(l) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(m) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(n) “Plan” means D. R. Horton, Inc. 2006 Stock Incentive Plan (As Amended & Restated Effective as of December 6, 2010), as set forth herein and as amended from time to time.

(o) “Prior Plan” means D. R. Horton, Inc. 1991 Stock Incentive Plan, as amended and restated on February 21, 2002.

(p) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(q) “Restricted Stock” means Shares granted pursuant to Section 8.

(r) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(s) “Service Provider” means a consultant or advisor to the Company or any Subsidiary who (i) is a natural person, (ii) provides bona fide services to the Company or any Subsidiary, (iii) provides services other than in connection with the offer or sale of securities in a capital-raising transaction, and (iv) does not directly or indirectly promote or maintain a market for the Company’s securities, in each case, within the meaning of the General Instructions to Form S-8 under the Securities Act of 1933, as amended.

(t) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(u) “Stock Appreciation Right” means a right granted pursuant to Section 7 that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(v) “Subsidiary” means (i) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) other than with respect to Incentive Stock Options, any limited liability company, limited partnership, general partnership or other entity, the majority of the equity or ownership interests in which are owned, directly or indirectly, by the Company, and (iii) if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, any entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(w) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a person or entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines.

(x) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other Service Provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding. Unless determined otherwise by the Administrator, a Termination of Employment will be interpreted consistent with the definition of a “separation from service” under the Code Section 409A Regulations.

3.	Eligibility

Any person who is a current or prospective officer or employee (including, without limitation, any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(e), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, to the extent provided by Section 5(f), any Service Provider shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of Section 424(f) the Code, as selected by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was originally adopted by the Board on November 17, 2005, and became effective as of January 26, 2006 (the “Original Effective Date”) upon approval by the Company’s stockholders. The restated Plan was adopted by the Board and became effective as of December 6, 2010, subject to the approval by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Original Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Shares issuable pursuant to all Awards shall not exceed 28,000,000, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of January 26, 2006, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of January 26, 2006, outstanding awards under the Prior Plan or any Shares that prior to January 26, 2006 were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of January 26, 2006 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.75 Shares for every one Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including, without limitation, shares purchased in the open market.

(b) Issuance of Shares.  For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to a Stock Option or a Stock Appreciation Right, or (iv) Shares

repurchased on the open market with the proceeds of a Stock Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan; provided however, that any Shares that again become available for grant pursuant to this Section 5 shall be added back on a one-for-one basis if such Shares were subject to Awards of Options or Stock Appreciation Rights or added back as one and three-quarters (1.75) Shares for all Shares granted as Awards other than Options or Stock Appreciation Rights.

(c) Substitute Awards.  Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. In addition, in the event that a person or entity acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary merges or combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such transaction) may be used for Awards under the Plan and, notwithstanding any other provision hereof, shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were employees, directors or Service Providers of such acquired, merged or combined company before such acquisition, merger or combination.

(d) Tax Code Limits.  The aggregate number of Shares subject to Awards, denominated in Shares, granted under this Plan during any calendar year to any one Participant shall not exceed 750,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 28,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus, denominated in dollars, granted with respect any specified performance period to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed two percent (2%) of the Company’s consolidated pre-tax income for such performance.

(e) Director Awards.  The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 15,000, which limit shall not count any tandem SARs (as defined in Section 7).

(f) Awards to Service Providers.  The aggregate number of Shares issued under this Plan pursuant to all Awards granted to Service Providers shall not exceed 300,000.

(g) Effect on Prior Plan.  From and after the Original Effective Date, no further grants or awards shall be made under the Prior Plan. Grants and awards made under the Prior Plan before the Original Effective Date, however, shall continue in effect in accordance with their terms.

6.	Options

(a) Option Awards.  Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Options hereunder until such Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the fair market value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including, without limitation, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c) No Repricing.  Other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Options or take any other action that is treated as a re-pricing under generally accepted accounting principles (“GAAP”), or (b) at any time when the exercise price of an Option is above the market value of a Share, cancel, exchange, buyout or surrender outstanding Options in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options, without stockholder approval.

(d) Provisions Applicable to Options.  The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment.  The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. In addition, the Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a Participant’s Termination of Employment.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including, without limitation, no repricing) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an SAR is above the market value of a Share, cancel, exchange, buyout or surrender outstanding Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights, without stockholder approval.

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.  Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.  The grant, issuance, retention, vesting and/or, subject to Section 10, settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one (1) year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full over a period of less than three (3) years but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, retirement or in connection with a change in control of the Company, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant or that qualifies as a Substitute Award. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.  Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Notwithstanding the foregoing, any dividends or distributions on performance-based Restricted Stock or Restricted Stock Units shall be subject to the same performance-based vesting criteria and other restrictions on transferability as the underlying Restricted Stock (or Restricted Stock Units) with respect to which they were paid or distributed.

(g) Termination of Employment.  The Award Agreement evidencing the grant of an Award of Restricted Stock or Restricted Stock Units shall set forth the terms and conditions applicable to such Award upon a Participant’s Termination of Employment.

9.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year (if payable in Shares), and not less than one calendar quarter (if payable solely in cash).

(b) Incentive Bonus Document.  The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. Subject to Section 10, the Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.	Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares or cash upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including, without limitation, the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including, without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including, without limitation, under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator as it determines appropriate to reflect any reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall, in its sole discretion, determine the appropriate and equitable adjustment, if any, to be effected. Without limiting the generality of the foregoing, in the event of any such change described in this paragraph, the Administrator may, in its sole discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of and terminate any restrictions on outstanding Awards; (iii) provide for cancellation of accelerated Awards that are not exercised within a time prescribed by the Administrator; or (iv) provide for the cancellation of any outstanding Awards in exchange for a cash payment to the holders thereof.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General.  The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced (but not increased) by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses, (xxv) gross profit or gross profit percentage, (xxvi) income or pre-tax income percentage, (xxvii) selling, general and administrative expense improvement or containment, (xxiii) land, lot or inventory improvement or (xxix) customer service. To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

14.	Transferability

Unless the Administrator specifies otherwise and to the extent permitted under the General Instructions to Form S-8 under the Securities Act of 1933, as amended, an Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime, and thereafter by the legal representative of the Participant’s estate or the individual to whom such Award was transferred by the Participant’s will or the laws of descent and distribution.

15.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

16.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

17.	Administration of the Plan

(a) Administrator of the Plan.  The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that with respect to Awards to Nonemployee Directors, the Administrator shall be the full Board. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.  Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including, without limitation, the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including, without limitation, events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of the circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. Notwithstanding anything in the Plan to the contrary, other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an Option or SAR is greater than the market value of a Share, cancel, exchange, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without stockholder approval.

(c) Determinations by the Administrator.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.  In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

18.	Amendment of the Plan or Awards

The Board or the Compensation Committee of the Board may amend, alter or discontinue this Plan, and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) whether before or after the date of grant, reduce the price at which Options or Stock Appreciation Rights may be exercised below the price provided for in Section 6(b) or Section 7;

(c) other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 12, amend the terms of outstanding Awards to (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an Option or SAR is greater than the market value of a Share, cancel, exchange, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(d) and (e).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if (i) the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or stock exchange listing requirement or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Administrator determines in its sole discretion that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.

19.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

20.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

21.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

22.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

23.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M28637-P03910 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D.R. HORTON, INC. Vote on Directors The Board of Directors recommends a vote FOR each Nominee for Director. 1. Election of Directors Nominees: 1a) Donald R. Horton 1b) Bradley S. Anderson 1c) Michael R. Buchanan 1d) Michael W. Hewatt 1e) Bob G. Scott 1f) Donald J. Tomnitz Vote on Proposals The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain 2. To approve the 2006 Stock Incentive Plan as amended and restated. 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board of Directors recommends a vote AGAINST Proposal 4. 4. To consider a stockholder proposal concerning greenhouse gas emissions. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. Note:Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership,please sign in partnership name by an authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Telephone/Internet insert (Company supplied) and Annual Report on Form 10-K are available at www.proxyvote.com. M28638-P03910 D.R. HORTON, INC. 2011 PROXY PROXY D.R. HORTON, INC. D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby nominates, constitutes and appoints Donald R. Horton and Donald J. Tomnitz, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on November 29, 2010, at the 2011 Annual Meeting of Stockholders to be held on January 20, 2011, or any adjournment thereof. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and a vote AGAINST Proposal 4. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. In addition, if any other matter should be properly brought before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice. PLEASE SIGN AND DATE ON REVERSE SIDE.